Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196839

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 1, 2014)

3,400,000 Shares

Tsakos Energy Navigation Limited

8.75% Series D Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25.00 Per Share)

We are offering 3,400,000 of our 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share (the “Series D Preferred Shares”).

Dividends on the Series D Preferred Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 28th day of February, May, August and November of each year, commencing August 28, 2015, when, as and if declared by our board of directors. Dividends will be payable from cash available for dividends at a rate equal to 8.75% per annum of the stated liquidation preference.

At any time on or after April 29, 2020, the Series D Preferred Shares may be redeemed, in whole or in part, out of amounts available therefor, at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

We intend to file an application to list the Series D Preferred Shares on The New York Stock Exchange under the symbol “TNP PR D”. Currently, there is no public market for the Series D Preferred Shares. If the application is approved, trading of the Series D Preferred Shares is expected to begin within 30 days after the original issue date of the Series D Preferred Shares.

We have granted the underwriters the right to purchase 510,000 additional Series D Preferred Shares within 30 days from the date of this prospectus supplement solely to cover overallotments, if any.

Investing in our Series D Preferred Shares involves a high degree of risk. Our Series D Preferred Shares have not been rated. Please read the section entitled “Risk Factors” on page S-17 of this prospectus supplement and beginning on page 5 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 8, 2015 before you make an investment in our Series D Preferred Shares.

	Per Share	Total
Public offering price	$25.0000	$85,000,000
Underwriting discount (1)	$0.7875	$2,520,000
Proceeds (before expenses) to us	$24.2125	$82,480,000

(1)	The underwriting discount is not applicable to the sale of 200,000 Series D Preferred Shares to entities affiliated with the Tsakos Holdings Foundation. See “Underwriting” for additional information about total underwriter compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series D Preferred Shares on or about April 29, 2015.

Joint Bookrunners

Morgan Stanley	UBS Investment Bank

Co-Managers

Evercore Partners	Seaport Global	Brock Capital	Axia

April 22, 2015

Prospectus Supplement

Base Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in the prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Series D Preferred Shares in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date.

Acting pursuant to the Exchange Control Act of 1972 (and its related regulations), the Bermuda Monetary Authority has given general permission for the issue and transfer of any of our securities, including our Series D Preferred Shares, to and between persons non-resident of Bermuda for exchange control purposes provided our shares are listed on an appointed stock exchange, which includes the New York Stock Exchange. In granting such permission, the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

We expect that delivery of Series D Preferred Shares will be made to investors on April 29, 2015, which will be the fifth business day following the date of pricing of the Series D Preferred Shares (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series D Preferred Shares on the initial pricing date of the Series D Preferred Shares or the succeeding business day will be required, by virtue of the fact that the Series D Preferred Shares initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

SUMMARY

This summary highlights important information contained elsewhere in this prospectus supplement and the accompanying base prospectus. You should carefully read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference to understand fully our business and the terms of our Series D Preferred Shares, as well as the tax and other considerations that are important to you in making your investment decision. You should consider carefully the “Risk Factors” section beginning on page S-17 this prospectus supplement, page 3 of the accompanying base prospectus and the “Risk Factors” starting on page 5 of our Annual Report on Form 20-F for the year ended December 31, 2014, which was filed with the SEC on April 8, 2015 and incorporated herein by reference to determine whether an investment in our Series D Preferred Shares is appropriate for you. Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

Unless we otherwise specify, when used in this prospectus supplement, the terms “Tsakos,” the “Company,” “we,” “our” and “us” refer to Tsakos Energy Navigation Limited and its subsidiaries, except that when such terms are used in this prospectus supplement in reference to the Series D Preferred Shares, they refer specifically to Tsakos Energy Navigation Limited.

OUR COMPANY

Tsakos Energy Navigation Limited is a leading provider of international seaborne petroleum product and crude oil transportation services and, as of April 20, 2015, operated a fleet of 47 modern crude oil and petroleum product tankers that provide world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. Our fleet also includes one 2007-built LNG carrier and two 2013-built shuttle suezmax tankers with advanced dynamic positioning technology (DP2), bringing our total operating fleet to 50 vessels. We have also under construction a 174,000 cbm LNG carrier with expected delivery in 2016, nine crude aframaxes with expected deliveries in 2016 and 2017, two LR1 product carriers with expected deliveries in 2016 and one shuttle suezmax tanker with expected delivery in 2017. The resulting fleet (assuming no further sales or acquisitions) would comprise 63 vessels representing approximately 6.5 million dwt.

We believe that we have strong contracted coverage for our vessels, including our nine aframax crude oil tanker newbuildings, each of which is chartered to Statoil for a period of five to twelve years (including the charterer’s options for extension), 4.5 year charters (with charterer options for extensions for a further two years) for our two LR1 newbuildings, and an 8 year charter (with charterer options for extension for up to three years) for our shuttle tanker newbuilding. Our vessels on period employment have an average remaining charter length of approximately 2.3 years. We have charter coverage for approximately 45% of available days for the remainder of 2015 and approximately 31% of available days for 2016. We intend to increase our charter coverage over time as attractive charter rates become available, while maintaining a presence in the spot market to seek to take immediate advantage of market peaks. Since the latter part of 2014, we have increased the percentage of the fleet that is in employed at variable rates, or rates with a variable component, to approximately 73% currently, in order to take advantage of the recovery in market rates for vessels operating in the crude carrying sector. However, we are prepared to re-employ any number of these vessels on time-charters should hire rates improve. We believe that our fleet deployment strategy and flexibility provides us with the ability to benefit from increases in tanker rates while at the same time maintaining a measure of stability through cycles in the industry.

We believe that we have established a reputation as a safe, high quality, cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers as customers and to our success in obtaining charter renewals generating strong fleet utilization.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, an affiliated company owned by our chief executive officer. Tsakos Energy Management provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A., or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Until June 30, 2010, Tsakos Shipping also provided technical and operational management for the majority of our vessels.

Tsakos Energy Management subcontracts the technical and operational management of our fleet to Tsakos Columbia Shipmanagement, or TCM. TCM was formed in February 2010 by Tsakos family interests and a German private company, the owner of the ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company on an equal partnership basis to provide technical and operational management services to owners of vessels, primarily within the Greece-based market. TCM, which formally commenced operations on July 1, 2010, now manages the technical and operational activities of all of our vessels apart from the LNG carrier Neo Energy, the VLCC Millennium and the Suezmax tanker Eurochampion 2004, which are technically managed by a non-affiliated ship manager. TCM is based in Athens, Greece. TCM and CSM cooperate in the purchase of certain supplies and services on a combined basis. By leveraging the purchasing power of CSM, which currently provides full technical management services for 190 vessels and crewing services for an additional 129 vessels, we believe TCM is able to procure services and supplies at lower prices than Tsakos Shipping could alone, thereby reducing overall operating expenses for us. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including provision of supplies, maintenance and repair, and crewing. Members of the Tsakos family are involved in the decision-making processes of Tsakos Energy Management, Tsakos Shipping and TCM.

OUR FLEET

As of April 20, 2015, our fleet consisted of the following 50 vessels:

Vessel	Year Built	Deadweight Tons	Year Acquired	Charter Type(1)	Expiration of Charter	Hull Type(2) (all double hull)	Cargoes
VLCC
1. Millennium	1998	301,171	1998	time charter	August 2015		Crude

SUEZMAX
1. Silia T(3)	2002	164,286	2002	time charter	August 2015		Crude
2. Triathlon	2002	164,445	2002	spot	—		Crude
3. Eurochampion 2004	2005	164,608	2005	spot	—	ice-class 1C	Crude
4. Euronike(3)	2005	164,565	2005	time charter	September 2016	ice-class 1C	Crude
5. Archangel	2006	163,216	2006	spot	—	ice-class 1A	Crude
6. Alaska	2006	163,250	2006	spot	—	ice-class 1A	Crude
7. Arctic	2007	163,216	2007	time charter	October 2015	ice-class 1A	Crude
8. Antarctic	2007	163,216	2007	spot	—	ice-class 1A	Crude
9. Spyros K(4)	2011	157,740	2011	time charter	May 2022		Crude
10. Dimitris P(4)	2011	157,648	2011	time charter	August 2023		Crude
11. Euro	2012	157,539	2014	time charter	November 2015		Crude
12. Eurovision	2013	157,803	2014	spot	—		Crude

SUEZMAX DP2 SHUTTLE
1. Rio 2016	2013	157,000	2013	time charter	May 2028		Crude/Products
2. Brasil 2014	2013	157,000	2013	time charter	June 2028		Crude/Products

AFRAMAX
1. Proteas	2006	117,055	2006	spot	—	ice-class 1A	Crude/Products
2. Promitheas	2006	117,055	2006	spot	—	ice-class 1A	Crude/Products
3. Propontis	2006	117,055	2006	time charter	May 2015	ice-class 1A	Crude
4. Izumo Princess	2007	105,374	2007	spot	—	DNA	Crude
5. Sakura Princess	2007	105,365	2007	pool	—	DNA	Crude
6. Maria Princess	2008	105,346	2008	spot	—	DNA	Crude
7. Nippon Princess	2008	105,392	2008	spot	—	DNA	Crude
8. Ise Princess	2009	105,361	2009	spot	—	DNA	Crude
9. Asahi Princess	2009	105,372	2009	spot	—	DNA	Crude
10. Sapporo Princess	2010	105,354	2010	spot	—	DNA	Crude
11. Uraga Princess	2010	105,344	2010	spot	—	DNA	Crude

PANAMAX
1. Andes(5)	2003	68,439	2003	time charter	November 2016		Crude/Products
2. Maya(5)(6)	2003	68,439	2003	time charter	September 2016		Crude/Products
3. Inca(5)(6)	2003	68,439	2003	time charter	May 2016		Crude/Products
4. Selecao	2008	74,296	2008	time charter	October 2016		Crude/Products
5. Socrates	2008	74,327	2008	time charter	November 2016		Crude/Products
6. World Harmony(5)	2009	74,200	2010	time charter	April 2016		Crude/Products
7. Chantal(5)	2009	74,329	2010	time charter	June 2016		Crude/Products
8. Selini(3)	2009	74,296	2010	time charter	October 2017		Crude/Products
9. Salamina(3)	2009	74,251	2010	time charter	April 2017		Crude/Products

HANDYMAX
1. Artemis	2005	53,039	2006	time charter	December 2017	ice-class 1A	Products
2. Afrodite	2005	53,082	2006	time charter	June 2015	ice-class 1A	Products
3. Ariadne(3)	2005	53,021	2006	time charter	May 2015	ice-class 1A	Products
4. Aris	2005	53,107	2006	time charter	May 2017	ice-class 1A	Products
5. Apollon	2005	53,149	2006	time charter	July 2015	ice-class 1A	Products
6. Ajax	2005	53,095	2006	time charter	May 2015	ice-class 1A	Products

Vessel	Year Built	Deadweight Tons		Year Acquired	Charter Type(1)	Expiration of Charter	Hull Type(2) (all double hull)	Cargoes
HANDYSIZE
1. Didimon	2005	37,432		2005	time charter	July 2015		Products
2. Arion	2006	37,061		2006	spot	—	ice-class 1A	Products
3. Delphi	2004	37,432		2006	spot	—		Products
4. Amphitrite	2006	37,061		2006	spot	—	ice-class 1A	Products
5. Andromeda	2007	37,061		2007	spot	—	ice-class 1A	Products
6. Aegeas	2007	37,061		2007	spot	—	ice-class 1A	Products
7. Byzantion	2007	37,275		2007	spot	—	ice-class 1B	Products
8. Bosporos	2007	37,275		2007	spot	—	ice-class 1B	Products

LNG
1. Neo Energy	2007	85,602	(7)	2007	time charter	March 2016	Membrane	LNG
Total Vessels	50	5,102,253

(1)	Certain of the vessels are operating in the spot market under contracts of affreightment.
(2)	Ice-class classifications are based on ship resistance in brash ice channels with a minimum speed of 5 knots for the following conditions ice-1A: 1m brash ice, ice-1B: 0.8m brash ice, ice-1C: 0.6m brash ice. DNA- design new aframax with shorter length overall allowing greater flexibility in the Caribbean and the United States.
(3)	The charter rate for these vessels is based on a fixed minimum rate for the Company plus different levels of profit sharing above the minimum rate, determined and settled on a calendar month basis.
(4)	These vessels are chartered under fixed and variable hire rates. The variable portion of hire is recognized to the extent the amount becomes fixed and determinable at the reporting date. Determination is every six months.
(5)	Charterers have the option to terminate the charter party after at least 12 months with a three months notice.
(6)	49% of the holding company of these vessels is held by a third party.
(7)	150,000 cbm

On October 23, 2014 and on November 26, 2014 subsidiaries of the Company signed contracts for the construction of two LR1 product carriers and one suezmax DP2 shuttle tanker with Sungdong Shipbuilding in South Korea. On December 10, 2013, other subsidiaries of the Company signed contracts for the construction of five aframax tankers with Daewoo Shipbuilding in Romania and four additional aframax tankers with the same yard signed on February 26, 2014. In addition, an LNG carrier has been ordered from Hyundai Heavy Industries (see below). The newbuildings have a double hull design compliant with all classification requirements and prevailing environmental laws and regulations. Tsakos Shipping has worked closely with the shipyards in the design of the newbuildings and continues to work with the shipyard during the construction period. TCM provides supervisory personnel present during the construction. A further shuttle tanker had been ordered from Sungdong, but the contract was terminated on October 23, 2014. A first installment of $4.5 million had been paid in the first quarter of 2013. Under the termination agreement, an amount of $0.6 million per vessel will be set against the contract price of the LR1 product carriers and an amount of $1.65 million will be used against the contract price of the shuttle tanker. The remaining prepaid amount of $1.65 million will be used against the contract price of whatever new constructions are decided.

Our newbuildings under construction as of April 20, 2015, consisted of the following:

Vessel Type	Expected Delivery	Shipyard	Deadweight Tons		Purchase Price(1) (in millions of U.S. dollars)	Charter Type	Expiration of Charter(3)
Aframaxes
1. Hull 5010	Q2 2016	Daewoo Shipbuilding	112,700		$52.2	time charter	April 2023
2. Hull 5011	Q2 2016	Daewoo Shipbuilding	112,700		52.2	time charter	June 2023
3. Hull 5012	Q3 2016	Daewoo Shipbuilding	112,700		52.2	time charter	September 2023
4. Hull 5013	Q4 2016	Daewoo Shipbuilding	112,700		52.2	time charter	November 2021
5. Hull 5014	Q1 2017	Daewoo Shipbuilding	112,700		52.2	time charter	March 2022
6. Hull 5015	Q1 2017	Daewoo Shipbuilding	112,700		52.7	time charter	February 2022
7. Hull 5016	Q2 2017	Daewoo Shipbuilding	112,700		52.7	time charter	April 2022
8. Hull 5017	Q2 2017	Daewoo Shipbuilding	112,700		52.7	time charter	June 2022
9. Hull 5018	Q3 2017	Daewoo Shipbuilding	112,700		52.7	time charter	September 2022
Total Aframaxes			1,014,300		$471.8

LR1 Product Carriers
1. Hull S3116	Q3 2016	Sungdong Shipbuilding	74,200		46.9	time charter	February 2021
2. Hull S3117	Q3 2016	Sungdong Shipbuilding	74,200		46.9	time charter	April 2021
Total LR1s			148,400		$93.8

Shuttle Tanker
1. Hull No. S7004	Q1 2017	Sungdong Shipbuilding	157,000		98.0	time charter	February 2025
Total Shuttle Tankers			157,000		$98.0

LNG Carrier
1. Maria Energy	Q1 2016	Hyundai Heavy Industries	93,600	(2)	222.7
Total LNG Carrier			93,600		$222.7

(1)	Including extra cost agreed as of December 31, 2014.
(2)	174,000 cbm
(3)	Based on expected delivery date and assuming no exercise of charterers’ options.

As of April 20, 2015, bank financing, including pre-delivery installments, has been arranged for all the aframaxes and LR1s under construction. Negotiations are in progress to obtain bank financing for the shuttle tanker. Pre-delivery financing has been arranged and received for the LNG carrier, which will be repaid on delivery of the vessel. Negotiations have commenced for bank financing of the LNG carrier on delivery. We anticipate being able to secure adequate financing for the shuttle tanker and LNG carrier within 2015.

Under the newbuilding contracts, the purchase prices for the vessels are subject to deductions for delayed delivery, excessive fuel consumption and failure to meet specified deadweight tonnage requirements. Progress payments for the newbuildings under construction are equal to between 40% and 55% of the purchase price of each vessel during the period of its construction. As of April 20, 2015, we had made progress payments of $221.5 million out of the total purchase price of approximately $886.6 million (assuming no changes to the vessels to be constructed) for these newbuildings. Of the remaining amount (assuming no change to the vessels to be constructed), a further $83.2 million is contracted to be paid during the remainder of 2015. Of the total progress payments made to date, an amount of $103.6 million has been financed by pre-delivery drawdowns of the loans which have been agreed with banks to date.

OUR DISTINGUISHING FACTORS

We believe the following factors distinguish us from other public tanker companies:

•

Modern, high-quality, fleet. We own a fleet of modern, versatile, high-quality tankers that are designed for enhanced safety and low operating costs. Since inception, we have committed to investments of approximately $3.8 billion, including investments of approximately $3.6 billion in newbuilding constructions, in order to maintain and improve the quality of our fleet. We believe that increasingly stringent environmental regulations and heightened concerns about liability for oil pollution have contributed to a significant demand for our vessels by leading oil companies, oil traders and major government oil entities. TCM, the technical manager of our fleet, has ISO 14001 environmental certification and ISO 9001 quality certification, based in part upon audits conducted on our vessels.

•	Diversified fleet. Our diversified fleet, which includes VLCC, suezmax, aframax, panamax, handysize, handymax tankers, one LNG carrier, and the two DP2 shuttle tankers, allows us to better serve our customers’ international petroleum product and crude oil transportation needs. We had also committed a sizable part of our newbuilding and acquisition program, in the past, to ice-class vessels, which are vessels that can access ice-bound ports depending on certain thickness of ice. We have 21 ice-class vessels. Additionally, we entered the LNG market with the delivery of our first LNG carrier in 2007 and have contracted for the construction of one additional LNG carrier newbuilding. We also entered the shuttle tanker market with our first DP2 suezmax Rio 2016 which was delivered in March 2013 and our second DP2 suezmax Brasil 2014 which was delivered in April 2013, each of which have commenced 15-year time charter with Petrobras. The construction of a further DP2 suezmax shuttle tanker has been contracted in November 2014 for delivery in 2017 for charter to a European state-owned oil major.

•	Stability throughout industry cycles. Historically, we have employed a high percentage of our fleet on long and medium-term employment with fixed rates or minimum rates plus profit sharing agreements. We believe this approach has resulted in high utilization rates for our vessels. At the same time, we maintain flexibility in our chartering policy to allow us to take advantage of favorable rate trends through spot market employment, pools and contract of affreightment charters with periodic adjustments. Over the last five years, our overall average fleet utilization rate was 97%.

•	High-Quality, sophisticated clientele. For over 40 years, Tsakos entities have maintained relationships with and achieved acceptance by national, major and other independent oil companies and refiners. Several of the world’s major oil companies and traders, including Petrobras, BP, ExxonMobil, Flopec, Hyundai Merchant Marine, BG, ST Shipping, Shell and Lukoil are among the regular customers of Tsakos Energy Navigation.

•	Developing LNG and offshore shuttle tanker platform. We believe we are well positioned to capitalize on rising demand for LNG sea transport and offshore shuttle tanker transport because of our extensive relationships with existing customers, strong safety track record, superior technical management capabilities and financial flexibility. We already operate one LNG carrier with a further one on order and two newly-built DP2 suezmax shuttle tankers with a further one on order.

•	Entering offshore sector. With the delivery of two suezmax DP2 shuttle tankers in March and April 2013, which operate on long-term charters with one of the largest developers of offshore oil fields, we have made a presence in a shipping sector previously dominated by only a small handful of shipping companies. It is our intention to seek other opportunities in servicing the offshore oil exploration and production industry, building on the well established relationships with existing oil major customers which are exploiting the rich deposits of sub-marine oil fields.

•	Significant leverage from our relationship with Tsakos Shipping and TCM. We believe the expertise, scale and scope of TCM are key components in maintaining low operating costs, efficiency, quality and safety. We leverage Tsakos Shipping’s reputation and longstanding relationships with leading charterers to foster charter renewals. In addition, we believe that TCM has the ability to spread costs over a larger vessel base than that previously of Tsakos Shipping, thereby capturing even greater economies of scale that may lead to additional cost savings for us.

OUR BUSINESS STRATEGIES

•	Capitalize on our extensive relationships with energy producers. Our team has managed and operated a substantial number of product tankers and crude oil carriers since 1970 and has been active in the LNG shipping sector since 2007. We intend to leverage the long standing and deep relationships we have built with national, major and super major energy producers both to maximize the employment of our fleet throughout the shipping cycle and to expand our presence in the LNG sector. We believe we are well positioned to support these energy companies as they execute their growth plans in crude oil, petroleum products and LNG.

•	Opportunistically expand and modernize our tanker fleet. We will explore opportunities to grow and modernize our fleet, either by acquiring modern second-hand tonnage or by placing new orders or acquiring already constructed newbuild vessels from first-class shipyards. Since we did not contract to purchase newbuildings when tanker prices were high, we believe that we will be able to grow and modernize our fleet with first-class tonnage on attractive terms.

•	Expand our presence in the LNG sector. We intend to modestly expand our footprint in LNG carriers since we believe that this sector of the shipping industry currently offers growth opportunities and attractive economic returns and plays to the strength of our long standing relationships with energy producers. The expected growth in world energy requirements is expected to support demand for LNG as a comparatively safe, efficient and environmentally clean source of energy. Although some (early stage) LNG projects have been delayed or cancelled, anticipated increases in LNG production from LNG projects nearing completion are expected to drive demand for LNG transportation, including, particularly, LNG carriers.

•	Seek to expand and diversify our customer base. We intend to cultivate relationships with a number of major energy companies beyond our current customer base and explore relationships with other leading energy companies, with an aim to supporting their growth plans and capitalizing on attractive opportunities these plans may offer shipping companies. We believe our operational expertise and financial strength, in combination with our reputation and track record in energy transportation, position us favorably to capitalize on additional commercial opportunities in the energy sectors of the shipping industry.

•	Provide high-quality customer service that acts as a benchmark for the industry. We intend to continue to adhere to the highest standards with regard to reliability, safety and operational excellence as we execute our growth plans. Maintaining the highest safety and technical standards will, we believe, give us greater commercial opportunities to service new and existing customers and to diversify into the LNG and offshore sectors.

•	Continue to manage our balance sheet and access to capital. We believe that management of our balance sheet, including management of cash and capital commitments, will continue to give us financial flexibility. We believe that we have taken advantage of opportunities at attractive points in the tanker shipping cycle and that we are well-positioned to continue to do so.

INDUSTRY OVERVIEW

•	At the end of 2014, oil prices were half their level from twelve months prior as relentless growth in crude oil supply outpaced lackluster global demand. Stronger than expected demand and geopolitical tensions undermined the early year warning calls of oversupply that eventually took hold of the market in late July 2014. According to the International Energy Agency (IEA), the global crude oil surplus averaged 0.81 million bpd in 2014, however this surplus widened as the same year progressed. Markets remain without any credible swing up in demand or swing down in or production to stem the surplus that continues to keep oil prices low.

•	VLCC fleet growth in 2014 rose slightly at a year-on-year rate of 2.5%; still well below the 8% and 6% fleet growth rates experienced in 2011 and 2012. Suezmax fleet growth was negative in 2014 for the first time in several years at -0.7%, largely due to a very low three Suezmax deliveries against six removals. Aframax fleet growth in 2014 was also negative, following relatively low fleet growth of 0.1% in 2012 and -0.4% in 2013. Panamax fleet growth in 2014 remained stagnant, with four additions and 4 removals generating no net effect on the size of the feet. High positive medium range product tankers, or MRs, fleet growth continued in 2014 as additions far outweighed the number of vessels removed from the relatively young fleet. A total of 80 MRs were delivered in 2014, while only one was removed from the fleet.

•	2014 was an exceptional year of growth in crude tanker earnings. VLCC earnings rose by 95% (basis TD3 Middle East /Japan), Suezmaxes jumped by 128% (basis TD20 West Africa/Northwest Europe) and Aframaxes by 143% (basis Howe Robinson Aframax composite).

•	Overall, Brent crude lost just over half its value as it fell from a peak of $115.06/bbl in mid-July to a 2014 low of $57.33/bbl on the last day of the year. Similarly, West Texas Intermediate crude, or WTI, hit its peak in 2014 of 107.26/bbl a day after Brent had, and lost a touch more than 50% through the year sinking to an annual low of $53.27/bbl on December 31, 2014.

•	Global LNG supply remains relatively stagnant at 2011 levels; in total it is estimated that 243 mt of LNG was exported in 2014, an increase of 3.5 mt or 1.5% from 2013. In 2015, LNG supply growth is expected to finally take off; globally a total of 16 projects representing 122 mtpa is expected to come online by 2020, with Australia expected to account for 58 mpta of this boost in supply by 2019.

The foregoing statistical data and other information has been derived from the data and information supplied by Howe Robinson Partners (UK) Ltd. that is included in “Item 5. Operating and Financial Review and Prospects-General Market Overview-World Oil Demand/Supply and Trade” in our Annual Report on Form 20-F incorporated by reference herein.

CORPORATE INFORMATION

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at this address is 011 30 210 9407710. Our website address is www.tenn.gr. Information contained on or accessible to or from our website does not form part of this prospectus.

THE OFFERING

Issuer	Tsakos Energy Navigation Limited

Securities Offered

3,400,000 of our 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares (or 3,910,000 of our Series D Preferred Shares if the underwriters exercise their option to purchase additional shares in full), par value $1.00 per share, liquidation preference $25.00 per share. For a detailed description of the Series D Preferred Shares, please read “Description of Series D Preferred Shares.”

Entities affiliated with the Tsakos Holdings Foundation, which is our largest shareholder, have agreed to purchase 200,000 of the Series D Preferred Shares sold in this offering.

Price per share	$25.00

Conversion, Exchange and Preemptive Rights	The Series D Preferred Shares will not have any conversion or exchange rights or be subject or entitled to preemptive rights.

Dividends	Dividends on Series D Preferred Shares will accrue and be cumulative from the date that the Series D Preferred Shares are originally issued and will be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

Dividend Payment Dates	February 28, May 28, August 28 and November 28 (each, a “Dividend Payment Date”) commencing August 28, 2015. If any Dividend Payment Date would otherwise fall on a date that is not a Business Day, declared dividend will be payable on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends will not bear interest.

Dividend Rate	The dividend rate for the Series D Preferred Shares will be 8.75% per annum per $25.00 of liquidation preference per share (equal to $2.1875 per annum per share). The dividend rate is not subject to adjustment.

Ranking	The Series D Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series D Preferred Shares will rank:

•       senior to our common shares and, if issued, our Series A Junior Participating Preferred Shares, and to each other class or series of capital stock established after the original issue date of the Series D Preferred Shares that is expressly made junior to the Series D Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively, “Junior Securities”);

•       pari passu with our existing Series B Preferred Shares and Series C Preferred Shares, 2,000,000 of each of which series of preferred shares, representing $100 million aggregate liquidation preference, were outstanding as of April 20, 2015, and with any other class or series of capital stock established after the original issue date of the Series D Preferred Shares that is not expressly subordinated or senior to the Series D Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively, “Parity Securities”); and

•       junior to (i) all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and (ii) each class or series of capital stock expressly made senior to the Series D Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such shares described in this clause (ii), the “Senior Securities”).

Payment of Dividends	No dividend may be declared or paid or set apart for payment on any Junior Securities unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series D Preferred Shares and any Parity Securities (including our Series B Preferred Shares and Series C Preferred Shares) through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series D Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all issued and outstanding Series D Preferred Shares and any Parity Securities (including our Series B Preferred Shares and Series C Preferred Shares) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest such payment date. If less than all dividends payable with respect to all Series D Preferred Shares and any Parity Securities (including our Series B Preferred Shares and Series C Preferred Shares) are paid, any partial payment will be made pro rata with respect to the Series D Preferred Shares and any Parity Securities (including our Series B Preferred Shares and Series C Preferred Shares) entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series D Preferred Shares will not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends. The holders of Series D Preferred Shares will not receive interest on unpaid dividends.

Optional Redemption	At any time on or after April 29, 2020, we may redeem, in whole or from time to time in part, the Series D Preferred Shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to (but not including) the date of redemption, whether or not declared. Any such redemption may be effected only out of any funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Voting Rights	Holders of the Series D Preferred Shares generally have no voting rights. However, if and whenever dividends payable on the Series D Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series D Preferred Shares (voting together as a class with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, including holders of our Series B Preferred Shares and Series C Preferred Shares) will, subject to certain exceptions, be entitled to elect one additional director to serve on our board of directors (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred (including our Series B Preferred Shares and Series C Preferred Shares) and with which the Series D Preferred Shares voted as a class for the election of such director). This right will continue until we pay, or declare and set apart for payment, all cumulative dividends on the Series D Preferred Shares.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Shares, voting as a single class, we may not (i) adopt any amendment to our memorandum of association, bye-laws (“Bye-laws”) or certificate of designations, that adversely varies the preferences, powers or rights of the Series D Preferred Shares in any material respect, (ii) issue any Parity Securities if the cumulative dividends payable on outstanding Series D Preferred Shares are in arrears, or (iii) create or issue any Senior Securities.

Except as noted above, no vote or consent of the holders of Series D Preferred Shares is required for (i) creation or incurrence of any indebtedness, (ii) authorization or issuance of any Parity Securities or common shares or other Junior Securities, or (iii) authorization or issuance of any preferred shares of any series, including additional Series D Preferred Shares. Please read “Description of Series D Preferred Shares—Voting Rights.”

Fixed Liquidation Price	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series D Preferred Shares will have the right to receive the liquidation preference of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to (but not including) the date of payment, whether or not declared, before any payments are made to holders of our common shares or any other Junior Securities.

Sinking Fund	The Series D Preferred Shares will not be subject to any sinking fund requirements.

Use of Proceeds	We intend to use the net proceeds of the sale of the Series D Preferred Shares, which, after deducting underwriting discounts and the estimated expenses payable by us, are expected to total approximately $82.1 million (or approximately $94.5 million if the underwriters exercise their over-allotment option in full), for general corporate purposes which may include making vessel acquisitions or investments and repurchases of our common shares and preferred shares.

Ratings	The Series D Preferred Shares will not be rated by any nationally recognized statistical rating organization.

Listing	We intend to file an application to list the Series D Preferred Shares on The New York Stock Exchange (the “NYSE”), under the symbol “TNP PR D”. If the application is approved, trading of the Series D Preferred Shares on the NYSE is expected to begin within 30 days after the original issue date of the Series D Preferred Shares. The underwriters have advised us that they intend to make a market in the Series D Preferred Shares prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series D Preferred Shares will develop prior to commencement of trading on the NYSE or, if developed, that it will be maintained.

Tax Considerations	Provided that the Series D Preferred Shares are readily tradable on an established securities market in the United States, we believe that under current U.S. Federal income tax law, all or a portion of the distributions you receive from us will constitute dividends and, if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as “qualified dividend income” subject to a maximum 20% U.S. Federal income tax rate. Any portion of your distribution that is not treated as a dividend will be treated first as a non- taxable return of capital to the extent of your tax basis in your Series D Preferred Shares and, thereafter, as capital gain. Please read “Tax Considerations—Material U.S. Federal Income Tax Considerations.”

Form	The Series D Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, or DTC, except under limited circumstances.

Settlement	Delivery of the Series D Preferred Shares will be made against payment therefor on or about April 29, 2015.

An investment in our Series D Preferred Shares involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” starting on page S-17 and the section entitled “Risk Factors” beginning on page 5 of our Annual Report on Form 20-F for the year ended December 31, 2014, which was filed with the SEC on April 8, 2015 and is incorporated herein by reference, to determine whether an investment in our Series D Preferred Shares is appropriate for you.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents summary consolidated financial and other data of Tsakos Energy Navigation Limited for each of the years in the three-year period ended December 31, 2014. The summary consolidated financial data of Tsakos Energy Navigation Limited is a summary of, is derived from and is qualified by reference to, our consolidated financial statements and notes thereto which have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”).

Our audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012, and the consolidated balance sheets at December 31, 2014 and 2013, together with the notes thereto, are included in “Item 18. Financial Statements” in our Annual Report on Form 20-F for the year ended December 31, 2014 incorporated herein by reference and should be read in their entirety.

	Year Ended December 31,
	2014	2013	2012
	(Dollars in thousands, except for share and per share amounts and fleet data)
Income Statement Data
Voyage revenues	$501,013	$418,379	$393,989
Expenses
Commissions	18,819	16,019	12,215
Voyage expenses	135,324	116,980	111,797
Vessel operating expenses(1)	147,346	130,760	133,251
Depreciation	97,938	95,349	94,340
Amortization of deferred dry-docking costs	4,953	5,064	4,910
Management fees	16,457	15,896	15,887
General and administrative expenses	4,430	4,366	4,093
Management incentive award	—	—	—
Stock compensation expense	142	469	730
Foreign currency losses (gains)	(444)	293	30
Net loss (gain) on sale of vessels	—	—	1,879
Vessel impairment charge	—	28,290	13,567
Operating income (loss)	76,048	4,893	1,290
Other expenses (income):
Interest and finance costs, net	43,074	40,917	51,576
Interest and investment income	(498)	(366)	(1,348)
Other, net	(246)	2,912	118
Total other expenses, net	42,330	43,463	50,346
Net income (loss)	33,718	(38,570)	(49,056)
Less: Net (income) loss attributable to non-controlling interest	(191)	1,108	(207)
Net income (loss) attributable to Tsakos Energy Navigation Limited	$33,527	$(37,462)	$(49,263)
Effect of preferred dividends	(8,438)	(3,676)	—
Net income attributable to Tsakos Energy Navigation Limited common shareholders	$25,089	$(41,138)	$(49,263)
Per Share Data
Earnings (loss) per share, basic	$0.32	$(0.73)	$(0.92)
Earnings (loss) per share, diluted	$0.32	$(0.73)	$(0.92)
Weighted average number of shares, basic	79,114,401	56,698,955	53,301,039
Weighted average number of shares, diluted	79,114,401	56,698,955	53,301,039
Dividends per common share, paid	$0.15	$0.15	$0.50

	Year Ended December 31,
	2014	2013	2012
	(Dollars in thousands, except for share and per share amounts and fleet data)
Cash Flow Data
Net cash provided by operating activities	106,971	117,923	60,862
Net cash used in investing activities	(254,307)	(144,437)	(42,985)
Net cash provided by (used in) financing activities	187,206	44,454	(49,288)
Balance Sheet Data (at year end)
Cash and cash equivalents	$202,107	$162,237	$144,297
Cash, restricted	12,334	9,527	16,192
Investments	1,000	1,000	1,000
Advances for vessels under construction	188,954	58,521	119,484
Vessels, net book value	2,199,154	2,173,068	2,088,358
Total assets	2,699,097	2,483,899	2,450,884
Long-term debt, including current portion	1,418,336	1,380,298	1,442,427
Total stockholders’ equity	1,177,912	997,663	926,840
Fleet Data
Average number of vessels	49.0	47.5	47.9
Number of vessels (at end of period)	50.0	48.0	46.0
Average age of fleet (in years)(2)	7.7	7.1	6.5
Earnings capacity days(3)	17,895	17,339	17,544
Off-hire days(4)	406	385	889
Net earnings days(5)	17,489	16,954	16,655
Percentage utilization(6)	97.7%	97.8%	94.9%
Average TCE per vessel per day(7)	$20,910	$17,902	$17,163
Vessel operating expenses per ship per day(8)	$8,234	$7,634	$7,755
Vessel overhead burden per ship per day(9)	$1,175	$1,196	$1,180

(1)	Vessel operating expenses are costs that vessel owners typically bear, including crew wages and expenses, vessel supplies and spares, insurance, tonnage tax, routine repairs and maintenance, quality and safety costs and other direct operating costs.
(2)	The average age of our fleet is the age of each vessel in each year from its delivery from the builder, weighted by the vessel’s deadweight tonnage (“dwt”) in proportion to the total dwt of the fleet for each respective year.
(3)	Earnings capacity days are the total number of days in a given period that we own or control vessels.
(4)	Off-hire days are days related to repairs, dry-dockings and special surveys, vessel upgrades and initial positioning after delivery of new vessels. In 2012, excluding La Prudencia and La Madrina, which were unemployed during most of the year being held for sale, off-hire days for the rest of the fleet were 337.
(5)	Net earnings days are the total number of days in any given period that we own vessels less the total number of off-hire days for that period.
(6)	Percentage utilization represents the percentage of earnings capacity days that the vessels were actually employed. In 2012, excluding La Prudencia and La Madrina, which were unemployed during most of the year being held for sale, percentage utilization was 98%.
(7)	The shipping industry uses time charter equivalent, or TCE, to calculate revenues per vessel in dollars per day for vessels on voyage charters. The industry does this because it does not commonly express charter rates for vessels on voyage charters in dollars per day. TCE allows vessel operators to compare the revenues of vessels that are on voyage charters with those on time charters. TCE is a non-GAAP measure. For vessels on voyage charters, we calculate TCE by taking revenues earned on the voyage and deducting the voyage costs and dividing by the actual number of voyage days. For vessels on bareboat charter, for which we do not incur either voyage or operation costs, we calculate TCE by taking revenues earned on the charter and adding a representative amount for vessel operating expenses. TCE differs from average daily revenue earned in that TCE is based on revenues before commissions and does not take into account off-hire days.

Derivation of time charter equivalent per day (amounts in thousands except for days and per day amounts):

	Year Ended December 31,
	2014	2013	2012
Voyage revenues	$501,013	$418,379	$393,989
Less: Voyage expenses	(135,324)	(116,980)	(111,797)
Add: Representative operating expenses for bareboat charter ($10,000 daily)	—	2,110	3,660

Time charter equivalent revenues	365,689	303,509	285,852

Net earnings days	17,489	16,954	16,655
Average TCE per vessel per day	$20,910	$17,902	$17,163

(8)	Vessel operating expenses per ship per day represents vessel operating expenses divided by the earnings capacity days of vessels incurring operating expenses. Earnings capacity days of vessels on bareboat or chartered-in have been excluded.
(9)	Vessel overhead burden per ship per day is the total of management fees, management incentive awards, stock compensation expense and general and administrative expenses divided by the total number of earnings capacity days.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preference dividends for the periods presented:

	Year Ended December 31,
	2014	2013(2)	2012(2)	2011(2)	2010
Ratio of earnings to fixed charges and preference dividends(1)	1.6x	—	—	—	1.4x

(1)	For purposes of calculating the ratios of earnings to fixed charges and preference dividends:

•	“earnings” consist of net income (loss) before minority interest plus interest expensed and amortization of capitalized expenses relating to indebtedness, the interest portion of charter hire expense, amortization of capitalized interest and distributed income of equity investees;

•	“fixed charges” represent interest expensed and capitalized, the interest portion of charter hire expense, and amortization of capitalized expenses relating to indebtedness; and

•	“preference dividends” refers to the amount of net income (loss) that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (x) the dividend divided by (y) the result of 1 minus the effective applicable income tax rate.

(2)	The ratio of earnings to fixed charges and preference dividends for this period was less than 1.0x. The deficiency in earnings to fixed charges and preference dividends for the years ended December 31, 2013, 2012 and 2011 was approximately $42.8 million, $49.5 million and $90.1 million, respectively.

RISK FACTORS

Any investment in our Series D Preferred Shares involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 5 of our Annual Report on Form 20-F for the year ended December 31, 2014, which was filed with the SEC on April 8, 2015 and incorporated herein by reference, before investing in our Series D Preferred Shares. For further details, see the section entitled “Where You Can Find Additional Information”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends on, or redeem or repurchase and lower the trading price of our Series D Preferred Shares, which we intend to list on the NYSE. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment. In addition, potential investors should consider the following risks and uncertainties with respect to an investment in the Series D Preferred Shares.

Risks of Investing in the Series D Preferred Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series D Preferred Shares following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on our Series D Preferred Shares from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem our Series D Preferred Shares. The amount of dividends we can pay or use to redeem Series D Preferred Shares depends upon the amount of cash we generate from our operations, which may fluctuate based on, among other things:

•	the rates we obtain from our charters or recharters and the ability and willingness of our customers to perform their obligations under their respective time charters;

•	the level of our operating costs;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, dry-docking of our vessels;

•	delays in the delivery of new vessels and the beginning of payments under charters relating to those ships;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to service our current and future indebtedness;

•	our ability to raise additional equity to satisfy our capital needs; and

•	our ability to draw on our existing credit facilities and the ability of our lenders to perform their obligations under their agreements with us.

In addition, before we can determine the amount of cash available for the payment of dividends or to redeem Series D Preferred Shares, we must pay fees to Tsakos Energy Management Limited (our “Manager”) for the technical, commercial, administrative and strategic services. For information about fees we pay to our Manager, please read “Item 7. Major Shareholders and Related Party Transactions” and Note 2 to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2014 incorporated herein by reference.

The amount of cash we have available for dividends on or to redeem our Series D Preferred Shares will not depend solely on our profitability.

The actual amount of cash we will have available for dividends or to redeem our Series D Preferred Shares also will depend on many factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	restrictions under our existing or future credit and lease facilities or any future debt securities, including existing restrictions under our credit and lease facilities on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default and restrictions on our ability to redeem securities;

•	the amount of any cash reserves established by our board of directors; and

•	restrictions under Bermuda law, which generally prohibits the payment of dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Covenants in our loan agreements restrict us from paying dividends or other distributions, including on the Series D Preferred Shares, if the amount of the aggregate dividends paid during the applicable measurement period exceeds 50% of our accumulated consolidated net income for any year or 50% of our accumulated consolidated net income since 1998. Net losses that we incurred in certain of our historical periods as well as dividends that we historically paid have reduced our accumulated consolidated net income from which we are permitted to pay dividends under our loan agreements, and may do so in the future. As of December 31, 2014, the portion of our accumulated consolidated net income since 1998 remaining available for dividend payments amounted to approximately $41.7 million. If less than all dividends payable with respect to the Series D Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to shares of Series D Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

Covenants in certain of our loan agreements prohibit us from redeeming capital stock, including our Series D Preferred Shares. Accordingly, unless such agreements are amended, if they remain outstanding at the time of any proposed redemption of the Series D Preferred Shares, we would be required to obtain consents under such loan agreements in order to redeem the Series D Preferred Shares.

The Series D Preferred Shares represent perpetual equity interests.

The Series D Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. We have no obligation to redeem or repurchase these shares. As a result, holders of the Series D Preferred Shares may be required to bear the financial risks of an investment in the Series D Preferred Shares for an indefinite period of time. In addition, the Series D Preferred Shares will rank junior to all our indebtedness and other liabilities, and to any other senior securities we may issue in the future with respect to assets available to satisfy claims against us. The Series D Preferred Shares rank pari passu with our existing Series B Preferred Shares and Series C Preferred Shares.

The Series D Preferred Shares are a new issuance of securities and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. In addition, the lack of a fixed redemption date for the Series D Preferred Shares will increase your reliance on the secondary market for liquidity purposes.

The Series D Preferred Shares are a new issue of securities with no established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market absent redemption by us. We intend to apply to list the Series D Preferred Shares on the NYSE, but there can be no assurance that the NYSE will accept the Series D Preferred Shares for listing. Even if the Series D Preferred Shares are approved for listing by the NYSE an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares of Series D Preferred Shares could be adversely affected and your ability to transfer your shares will be limited. If an active trading market does develop on the NYSE, our Series D Preferred Shares may trade at prices lower than the offering price. The trading price of our Series D Preferred Shares would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects

We have been advised by the underwriters that they intend to make a market in the shares of our Series D Preferred Shares pending any listing of the shares on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Series D Preferred Shares have not been rated, and ratings of our other securities could affect the trading price of the Series D Preferred Shares.

We have not sought to obtain a rating for the Series D Preferred Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series D Preferred Shares or that we may elect to obtain a rating of our Series D Preferred Shares in the future. In addition, we may elect to issue other securities which may be rated. If any ratings are assigned to the Series D Preferred Shares in the future or if we issue other securities which are rated, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series D Preferred Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series D Preferred Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series D Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Series D Preferred Shares.

The Series D Preferred Shares are subordinated to our debt and pari passu with our Series B Preferred Shares and Series C Preferred Shares, and your interests could be diluted by the issuance of additional preferred shares, including additional Series D Preferred Shares, and by other transactions.

The Series D Preferred Shares are subordinated to all of our existing and future indebtedness. As of December 31, 2014, we had outstanding indebtedness of approximately $1.4 billion. Our existing bank indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends on or redeem or repurchase our preferred shares. Our memorandum of association currently authorizes the issuance of up to 15,000,000 preferred shares in one or more classes or series, of which 2,000,000 Series B Preferred Shares and 2,000,000 Series C Preferred Shares are outstanding. Our Series D Preferred Shares will rank pari passu with our existing Series B Preferred Shares and Series C Preferred Shares and any other class or series of capital stock established after the original issue date of the Series D Preferred Shares that is not expressly subordinated or senior to the Series D Preferred Shares as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to all Series D Preferred Shares and any Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) are paid, any partial payment will be made pro rata with respect to the Series D Preferred Shares and any Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. The issuance of additional preferred shares on a parity with or senior to our Series D Preferred Shares would dilute the interests of the holders of our Series D Preferred Shares, and any issuance of preferred shares senior to our Series D Preferred Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series D Preferred Shares. The Series D Preferred Shares do not contain any provisions affording the holders of our Series D Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series D Preferred Shares.

The terms of the Series D Preferred Shares do not restrict our ability to engage in certain transactions, including spinoffs, transfers of assets or the formation of a master limited partnership, joint venture or other entity that may involve issuance of interests to third-parties in a substantial portion of our assets.

Although the Certificate of Designations will contain restrictions on our ability to dilute the value of your investment in the Series D Preferred Shares by issuing additional shares ranking senior to or, if cumulative dividends payable on outstanding Series D Preferred Shares are in arrears, pari passu with the Series D Preferred Shares, we may engage in other transactions that will result in a transfer of value to third parties. We may elect to sell one or more of our vessels or vessel-owning subsidiaries, conduct a spinoff of such vessels or subsidiaries, or contribute such vessels or vessel-owning subsidiaries to a joint venture, master limited partnership or other entity on terms with which you do not agree or that are not in the best interests of the holders of Series D Preferred Shares. Any such transfer may reduce our asset base and our rights to cash flows related to the transferred assets. We are contemplating the formation of a master limited partnership, partly owned by other persons, to which interests in certain vessels in our fleet and rights to receive the related cash flows would be transferred, as well as other capital raising alternatives available to us. If we contribute assets to a joint venture or master limited partnership, the joint venture or master limited partnership may be owned by or issue equity securities to public or private investors, thereby reducing our percentage interest in such assets and in the related cash flows.

Market interest rates may adversely affect the value of our Series D Preferred Shares.

One of the factors that will influence the price of our Series D Preferred Shares will be the dividend yield on the Series D Preferred Shares (which is the amount of the annual dividend as a percentage of the price of our Series D Preferred Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Series D Preferred Shares to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Series D Preferred Shares to decrease.

As a holder of Series D Preferred Shares you have extremely limited voting rights.

Your voting rights as a holder of Series D Preferred Shares will be extremely limited and will be the same as those voting rights conferred upon a holder of Series B Preferred Shares and Series C Preferred Shares. Our common shares are the only class or series of our shares carrying full voting rights. Holders of Series D Preferred Shares will have no voting rights other than the ability, subject to certain exceptions, to elect, voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable (including holders of our Series B Preferred Shares and Series C Preferred Shares), one director if dividends for six quarterly dividend periods (whether or not consecutive) payable on our Series D Preferred

Shares or any other Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) are in arrears and certain other limited protective voting rights described in this prospectus under “Description of Series D Preferred Shares—Voting Rights.”

Our ability to pay dividends on and to redeem or purchase our Series D Preferred Shares is limited by the requirements of Bermuda law.

Bermuda law provides that we may pay dividends on the Series D Preferred Shares only to the extent that assets are legally available for such purposes. Dividends and distributions may only be paid or made if we can meet the solvency tests in the Companies Act. In addition, under Bermuda law we may not pay dividends on Series D Preferred Shares if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Under Bermuda law, we may redeem or purchase the Series D Preferred Shares subject to the following limitations. Amounts paid for such redemption or purchase in excess of the $1.00 par value of the shares may only come from the proceeds of a new issue of shares made for the purpose of the redemption or purchase, out of share premium or out of funds that would otherwise be available for dividends or distributions. The $1.00 par value of the redeemed or repurchased Series D Preferred Shares may be paid out of the capital paid up on the Series D Preferred Shares or funds that would otherwise be available for dividends or distributions. A redemption or repurchase is not lawful if there are reasonable grounds for believing that we are, or thereafter would be, unable to pay our liabilities as they become due.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon a liquidation is fixed at the liquidation preference of $25.00 per share plus accumulated and unpaid dividends to the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for your Series D Preferred Shares is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

The Series D Preferred Shares are redeemable at our option.

We may, at our option, redeem all or, from time to time, part of the Series D Preferred Shares on or after April 29, 2020. If we redeem your Series D Preferred Shares, you will be entitled to receive a redemption price equal to $25.00 per share plus accumulated and unpaid dividends to the date of redemption, whether or not declared. It is likely that we would choose to exercise our optional redemption right only when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Series D Preferred Shares had the shares of the Series D Preferred Shares not been redeemed. We may elect to exercise our partial redemption right on multiple occasions.

Tax Risks

In addition to the following risk factors, you should read “Tax Considerations” for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our Series D Preferred Shares.

If we were to be subject to tax in jurisdictions in which we operate, our financial results would be adversely affected.

Our income is not presently subject to taxation in Bermuda, which has no corporate income tax. We have received an assurance from the Government of Bermuda that neither we nor any of our operations will be subject to any tax computed on profits or income or computed on any capital asset, gain or appreciation imposed by any legislation enacted by the Government of Bermuda prior to March 31, 2035. We believe that we should not be subject to tax under the laws of various countries other than the United States in which we conduct activities or in which our customers are located. However, our belief is based on our understanding of the tax laws of those countries, and our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law or interpretation. We cannot determine in advance the extent to which certain jurisdictions may require us to pay tax or to make payments in lieu of tax. In addition, payments due to us from our customers may be subject to tax claims.

If we or our subsidiaries are not entitled to exemption under Section 883 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our gross U.S.-source shipping revenue, without allowance for deductions, under Section 887 of the Internal Revenue Code. The imposition of such tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders. See “Tax Considerations—United States federal income tax considerations” for additional information about the requirements of this exemption.

If we were treated as a passive foreign investment company, a U.S. investor in our shares would be subject to disadvantageous rules under the U.S. tax laws.

If we were treated as a passive foreign investment company (a “PFIC”) in any year, U.S. holders of our shares would be subject to unfavorable U.S. federal income tax treatment. We do not believe that we will be a PFIC in 2015 or in any future year. However, PFIC classification is a factual determination made annually and we could become a PFIC if the portion of our income derived from bareboat charters or other passive sources were to increase substantially or if the portion of our assets that produce or are held for the production of passive income were to increase substantially. Moreover, the IRS may disagree with our position that time and voyage charters do not give rise to passive income for purposes of the PFIC rules. Accordingly, we can provide no assurance that we will not be treated as a PFIC for 2015 or for any future year. Please see “Tax Considerations—United States federal income tax considerations—United States Holders—Passive Foreign Investment Company Considerations” for a description of the PFIC rules.

Dividends we pay with respect to our shares to United States holders would not be eligible to be taxed at reduced U.S. tax rates applicable to qualifying dividends if we were a passive foreign investment company or under other circumstances.

Distributions on the shares of non-U.S. companies that are treated as dividends for U.S. federal income tax purposes and are received by individuals generally are eligible for taxation at capital gain rates if the common shares with respect to which the dividends are paid are readily tradable on an established securities market in the United States. This treatment will not be available to dividends we pay, however, if we qualify as a PFIC for the taxable year of the dividend or the preceding taxable year, or to the extent that (i) the shareholder does not satisfy a holding period requirement that generally requires that the shareholder hold the shares on which the dividend is paid for more than 60 days during the 121-day period that begins 60 days before the date on which the shares become ex-dividend with respect to such dividend, (ii) the shareholder is under an obligation to make related payments with respect to substantially similar or related property or (iii) such dividend is taken into account as investment income under Section 163(d)(4)(B) of the Internal Revenue Code. We do not believe that we qualified as a PFIC for our last taxable year and, as described above, we do not expect to qualify as a PFIC for our current or future taxable years. Legislation has been proposed in the United States Congress which, if enacted in its current form, would likely cause dividends on our shares to be ineligible for the preferential tax rates described above. There can be no assurance regarding whether, or in what form, such legislation will be enacted.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditure;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

•	our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the carrying value of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	the ability and willingness of our counterparties including our charterers and shipyards to honor their contractual obligations;

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	global and regional political conditions;

•	tanker, product carrier and LNG carrier supply and demand; and

•	other factors discussed in the section entitled “Risk Factors” of this prospectus supplement and in the “Risk Factors” section in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission on April 8, 2015, which is incorporated herein by reference.

We caution that the forward-looking statements included in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference represent our estimates and assumptions only as of the date of this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference and are not intended to give any assurance as to future results. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-looking statements. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for crude oil carriers, product tankers and LNG carriers, charter rates and vessel values, supply and demand for crude oil and petroleum products and liquefied natural gas, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties that are outlined in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. As a result, the forward-looking events discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $82.1 million (approximately $94.5 million if the underwriters exercise their option to purchase additional Series D Preferred Shares in full), after deducting underwriting discounts and estimated offering expenses and assuming no exercise of the underwriters’ option to purchase additional shares, from the issuance and sale of Series D Preferred Shares in this offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include making vessel acquisitions or investments and repurchases of our common shares and preferred shares.

CAPITALIZATION

The following table sets forth our (i) cash and cash equivalents, (ii) restricted cash, and (iii) consolidated capitalization as of December 31, 2014 on an:

•	actual basis;

•	as adjusted basis, giving effect to (i) debt repayments of $43.3 million, (ii) the payment of newbuilding installments of $45.3 million, (iii) the payment of $2.1 million of preferred share dividends (which does not include the Series B Preferred Share dividend of $0.50 per share and the Series C Preferred Share dividend of $0.55469 per share, each declared by our Board of Directors and payable on April 30, 2015), (iv) the payment of $5.1 million of common share dividends (which does not include the common share dividend of $0.06 per share declared by our Board of Directors and payable on May 28, 2015), and (v) debt drawdowns of $26.1 million, all of which occurred after December 31, 2014; and

•	as further adjusted basis giving effect to the foregoing and the issuance of the Series D Preferred Shares offered hereby at a price of $25.00 per share (assuming no exercise of the underwriters’ option to purchase additional shares).

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalization or special dividends between December 31, 2014 and April 20, 2015.

This table should be read in conjunction with our consolidated financial statements for the year ended December 31, 2014 and “Item 5. Operating and Financial Review and Prospects”, included in our Annual Report on Form 20-F for the year ended December 31, 2014 incorporated by reference herein.

	As of December 31, 2014
In thousands of U.S. Dollars	Actual	As Adjusted	As Further Adjusted
		(Unaudited)
Cash
Cash and cash equivalents	$202,107	$132,386	$214,516
Restricted cash	12,334	12,334	12,334

Total cash	214,441	144,720	226,850

Capitalization
Debt:
Long-term secured debt obligations (including current portion)	$1,418,336	$1,401,073	$1,401,073

Stockholders’ equity:
Preferred shares, $1.00 par value; 15,000,000 authorized (including 2,300,000 Series B Preferred Shares and 2,300,000 Series C Preferred Shares) and 2,000,000 Series B Preferred Shares and 2,000,000 Series C Preferred Shares issued and outstanding at December 31, 2014 on an actual and as adjusted basis; and 3,910,000 Series D Preferred Shares authorized on an as further adjusted basis and 2,000,000 Series B Preferred Shares, 2,000,000 Series C Preferred Shares and 3,400,00 Series D Preferred Shares issued and outstanding on an as further adjusted basis	4,000	4,000	7,400
Common shares, $1.00 par value; 185,000,000 shares authorized; 84,712,295 shares issued and outstanding at December 31, 2014 on an actual, as adjusted and as further adjusted basis	84,712	84,712	84,712
Additional paid-in capital	650,536	650,536	729,266
Accumulated other comprehensive loss	(10,290)	(10,290)	(10,290)
Retained earnings	437,565	435,456	435,456
Non-controlling interest	11,389	11,389	11,389

Total stockholders’ equity	1,177,912	1,175,803	1,257,933

Total capitalization	$2,596,248	$2,576,876	$2,659,006

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

Our authorized share capital consists of US $200,000,000, which have been divided into 185,000,000 common shares, par value $1.00 per share, and 15,000,000 blank check preferred shares, $1.00 par value per share. Five hundred thousand (500,000) shares of the blank check preferred shares have been designated Series A Junior Participating Preferred Shares in connection with our adoption of a shareholder rights plan as described under “Description of Share Capital—Shareholder Rights Plan” in the accompanying base prospectus, 2,300,000 shares have been designated 8.00% Series B Cumulative Redeemable Preferred Shares as described below under “—Series B Preferred Shares” and 2,300,000 shares have been designated 8.875% Series C Cumulative Redeemable Preferred Shares as described below under “—Series C Preferred Shares.” As of March 31, 2015, there were 84,712,295 common shares, 2,000,000 8.00% Series B Cumulative Redeemable Preferred Shares and 2,000,000 8.875% Series C Cumulative Redeemable Preferred Shares issued and outstanding. No Series A Junior Participating Preferred Shares have been issued.

The following briefly summarizes the material terms of our common shares and preferred shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws and Item 10. Additional Information–Description of Share Capital starting on page 113 of our Annual Report on Form 20-F for the year ended December 31, 2014, which was filed with the SEC on April 8, 2015 and incorporated herein by reference, for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Common Shares

The holders of our common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Memorandum of Association or Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. Our Bye-laws provide for a staggered board of directors, with one-third of our non-executive directors being selected each year. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities, including the liquidation preferences of any outstanding preferred shares.

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series, up to the number of preferred shares authorized under our constitutive documents as described above. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares.

Series B Preferred Shares

We have 2,000,000 of our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares outstanding, which were issued on May 10, 2013. The initial liquidation preference of the Series B Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after July 30, 2018. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series B Preferred Shares are in arrears, or (iv) the

Series B Preferred Shares are not redeemed in whole by July 30, 2019. The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series B Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series B Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of any securities senior to the Series B Preferred Shares, but before any distribution is made to or set aside for the holders of junior stock, including our common shares. The Series B Preferred Shares rank pari passu with the Series C Preferred Shares and will rank pari passu with the Series D Preferred Shares. The Series B Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

Series C Preferred Shares

We have 2,000,000 of our 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares outstanding, which were issued on September 30, 2013. The initial liquidation preference of the Series C Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after October 30, 2018. The shares carry an annual dividend rate of 8.875% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series C Preferred Shares are in arrears, or (iv) the Series C Preferred Shares are not redeemed in whole by October 30, 2020. The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series C Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series C Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of Senior Securities to the Series C Preferred Shares, but before any distribution is made to or set aside for the holders of junior stock, including our common shares. The Series C Preferred Shares rank pari passu with the Series B Preferred Shares and will rank pari passu with the Series D Preferred Shares. The Series C Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

Preferred Share Voting Rights

The Series B Preferred Shares and Series C Preferred Shares have no voting rights except as provided by Bermuda law and as follows. In the event that six quarterly dividends, whether consecutive or not, payable on the Series B Preferred Shares or Series C Preferred Shares are in arrears, the holders of the Series B Preferred Shares or the Series C Preferred Shares, as the case may be, will have the right, voting as a class, together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable (including the Series D Preferred Shares), at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors. The size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already had been increased by reason of the election of a director by holders of parity securities upon which like voting rights have been conferred and with which the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, respectively, voted as a class for the election of such director). The right of such holders of Series B Preferred Shares, Series C Preferred Shares or parity securities, as the case may be, to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares, Series C Preferred Shares or parity securities, as the case may be, have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series B Preferred Shares, Series C Preferred Shares and any other parity securities, including the Series D Preferred Shares, to vote as a class for directors, the term of office of all directors then in office elected by such holders will terminate immediately. Any directors elected by the holders of the Series B Preferred Shares, Series C Preferred Shares and any other parity securities, including the Series D Preferred Shares, shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series B Preferred Shares and Series C Preferred Shares, respectively, voting as a single class, we may not:

•	adopt any amendment to the Memorandum of Association that adversely alters the preferences, powers or rights of Series B Preferred Shares or Series C Preferred Shares in any material respect;

•	issue any securities ranking pari passu with the Series B Preferred Shares and Series C Preferred Shares if cumulative dividends payable on outstanding Series B Preferred Shares or Series C Preferred Shares are in arrears; or

•	create or issue any equity securities ranking senior to the Series B Preferred Shares and Series C Preferred Shares.

On any matter described above in which the holders of the Series B Preferred Shares and Series C Preferred Shares, respectively, are entitled to vote as a class, such holders will be entitled to one vote per share. The Series B Preferred Shares and Series C Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

The Series D Preferred Shares offered hereby will rank pari passu, and therefore will be parity securities with, the Series B Preferred Shares and the Series C Preferred Shares.

Rights in Liquidation

Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, including the Series B Preferred Shares and the Series C Preferred Shares, the proceeds of the liquidation or winding up would be distributed ratably among the holders of the company’s common shares.

Computershare Inc. serves as transfer agent and registrar for our common shares and our Series B Preferred Shares and Series C Preferred Shares.

New York Stock Exchange Listing

Our common shares are listed on the New York Stock Exchange under the ticker symbol “TNP.” Our Series B Preferred Shares and Series C Preferred Shares are listed on the New York Stock Exchange under the trade symbols “TNP-PB” and “TNP-PC,” respectively.

DESCRIPTION OF SERIES D PREFERRED SHARES

The following description of the Series D Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to the Certificate of Designations designating the Series D Preferred Shares (the “Certificate of Designations”) and setting forth the rights, preferences and limitations of the Series D Preferred Shares. A copy of the Certificate of Designations may be obtained from us as described under “Where You Can Find Additional Information.” References to “Tsakos Energy Navigation Limited,” “we,” “our” and “us” refer specifically to Tsakos Energy Navigation Limited.

General

The Series D Preferred Shares offered hereby are a new series of preferred shares. Upon completion of this offering, there will be 3,910,000 Series D Preferred Shares authorized, and 3,400,000 issued and outstanding (or 3,910,000 Series D Preferred Shares issued and outstanding if the underwriters exercise their option to purchase additional shares in full). We may, without notice to or consent of the holders of the then-outstanding Series D Preferred Shares, authorize and issue additional Series D Preferred Shares as well as Parity Securities and Junior Securities and, subject to the further limitations described under “—Voting Rights,” Senior Securities.

The holders of our common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Upon the occurrence of a liquidation, dissolution or winding up the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and payment to the holders of shares of any class or series of capital stock (including the Series D Preferred Shares) having preferential rights to receive distributions of our assets. Please read “Description of Share Capital.”

The Series D Preferred Shares will entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. No fractional Series D Preferred Shares will be issued. When issued and paid for in the manner described in this prospectus supplement, the Series D Preferred Shares offered hereby will be fully paid and nonassessable. Each share of Series D Preferred Shares will have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please read “—Liquidation Rights.”

The Series D Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D Preferred Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All the Series D Preferred Shares offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series D Preferred Shares will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. Please read “—Book-Entry System.”

The Series D Preferred Shares will not be convertible into common shares or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series D Preferred Shares will not be subject to mandatory redemption or to any sinking fund requirements. The Series D Preferred Shares will be subject to redemption, in whole or from time to time in part, at our option commencing on April , 2020. Please read “—Redemption.”

We have appointed Computershare Inc. as the paying agent (the “Paying Agent”) and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series D Preferred Shares. The address of Computershare Inc. is 480 Washington Blvd., Jersey City, NJ 07310.

Ranking

The Series D Preferred Shares will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to all classes of our common shares and, if issued, our Series A Junior Participating Preferred Shares, and to each other class or series of shares established after the initial issue date of the Series D Preferred Shares by our board of directors, the terms of which class or series expressly provide that it is made junior to the Series D Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively, the Junior Securities”);

•	on a parity with the Series B Preferred Shares (including any additional Series B Preferred Shares issued after the date of this prospectus supplement) and Series C Preferred Shares (including any additional Series C Preferred Shares issued after the date of this prospectus supplement) and any other class or series of shares established after the initial issue date of the Series D Preferred Shares by our board of directors, the terms of which class or series are not expressly subordinated or senior to the Series D Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively, the “Parity Securities”); and

•	junior to (i) all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and (ii) each class or series of capital stock expressly made senior to the Series D Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such shares described in this clause (ii), the “Senior Securities”).

Under the Certificate of Designations, we may issue Junior Securities and Parity Securities from time to time in one or more series without the consent of the holders of the Series D Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Senior Securities is limited as described under “—Voting Rights.”

Liquidation Preference

The holders of issued and outstanding shares of Series D Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to (but not including) the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the issued and outstanding Series D Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series D Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding shares of Series D Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Securities then issued and outstanding according to their respective rights.

Voting Rights

The Series D Preferred Shares will have no voting rights except as provided by Bermuda law and as follows. In the event that six quarterly dividends, whether consecutive or not, payable on Series D Preferred Shares are in arrears, the holders of Series D Preferred Shares will have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable (including our Series B Preferred Shares and Series C Preferred Shares), at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series D Preferred Shares voted as a class for the election of such director). The right of such holders of Series D Preferred Shares to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series D Preferred Shares have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series D Preferred Shares and any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series D Preferred Shares and any other Parity Securities shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Shares, voting as a single class, we may not (i) adopt any amendment to our memorandum of association, Bye-laws or certificate of designations, that adversely varies the preferences, powers or rights of the Series D Preferred Shares in any material respect, (ii) issue any Parity Securities if the cumulative dividends payable on outstanding Series D Preferred Shares are in arrears, or (iii) create or issue any Senior Securities.

On any matter described above in which the holders of the Series D Preferred Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series D Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote. Since there were 2,000,000 Series B Preferred Shares and 2,000,000 Series C Preferred Shares outstanding, after the issuance of 3,400,000 Series D Preferred Shares in this offering (assuming the underwriters do not exercise their option to purchase additional shares), the Series D Preferred Shares will represent approximately 46% of the combined voting power of the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares. Assuming that the underwriters exercise their option to purchase additional Series D Preferred Shares in full, the Series D Preferred Shares will represent approximately 49% of the combined voting power of the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares.

Dividends

General

Holders of Series D Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from April 29, 2015.

Dividend Rate

Dividends on Series D Preferred Shares will be cumulative, commencing on April 29, 2015, and payable on each Dividend Payment Date, commencing August 28, 2015, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series D Preferred Shares will accrue at a rate of 8.75% per annum per $25.00 stated liquidation preference per share of Series D Preferred Shares. The dividend rate is not subject to adjustment.

Dividend Payment Date

The “Dividend Payment Dates” for the Series D Preferred Shares will be each February 28, May 28, August 28 and November 28, commencing August 28, 2015. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding, the applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series D Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Payment of Dividends

Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series D Preferred Shares that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”), will be three Business Days immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our Bye-laws then in effect and the Certificate of Designations.

So long as the Series D Preferred Shares are held of record by the Securities Depository or its nominee, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series D Preferred Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series D Preferred Shares and any Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series D Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series D Preferred Shares and any Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series D Preferred Shares and any Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) are paid, any partial payment will be made pro rata with respect to the Series D Preferred Shares and any Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series D Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series D Preferred Shares.

Redemption

The Series D Preferred Shares will represent perpetual equity interests in us. We will have no obligation to redeem or repurchase any Series D Preferred Shares at any time.

Optional Redemption

Commencing on April 29, 2020, we may redeem, at our option, in whole or from time to time in part, the Series D Preferred Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to (but not including) the date of redemption, whether or not declared. Any such optional redemption may be effected only out of funds legally available for such purpose.

Redemption Procedure

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series D Preferred Shares to be redeemed and, if less than all issued and outstanding Series D Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series D Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the issued and outstanding Series D Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as all Series D Preferred Shares are held of record by the Securities Depository or its nominee, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series D Preferred Shares to be redeemed and the Securities Depository will determine the number of Series D Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series D Preferred Shares for its own account). A participant may determine to redeem Series D Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series D Preferred Shares from the accounts of other beneficial owners.

So long as the Series D Preferred Shares are held of record by the Securities Depository or its nominee, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series D Preferred Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends to (but not including) the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series D Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request after which repayment the holders of the Series D Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series D Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series D Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series D Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series D Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation or any present plan or intention, to purchase any Series D Preferred Shares. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preferred shares, undesignated as to series.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series D Preferred Shares and any Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series D Preferred Shares or Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) except pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Shares and any Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares). Common shares and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series D Preferred Shares and any Parity Securities (including the Series B Preferred Shares and Series C Preferred Shares) for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series D Preferred Shares will not have the benefit of any sinking fund.

Book-Entry System

All Series D Preferred Shares offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depository selected by us), or the Securities Depository, and registered in the name of its nominee (initially, Cede & Co.). The Series D Preferred Shares offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series D Preferred Shares offered hereby will be entitled to receive a certificate evidencing such shares unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series D Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series D Preferred Shares, each purchaser of Series D Preferred Shares must rely on (1) the procedures of the Securities Depository and its participants to receive dividends, distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series D Preferred Shares and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series D Preferred Shares.

So long as the Securities Depository (or its nominee) is the sole holder of the Series D Preferred Shares, no beneficial holder of the Series D Preferred Shares will be deemed to be a shareholder in our company. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series D Preferred Shares, whether as a holder of the Series D Preferred Shares for its own account or as a nominee for another holder of the Series D Preferred Shares.

Investors in the Series D Preferred Shares who are not direct participants in The Depository Trust Company may hold their interests therein indirectly through organizations (including Euroclear System (“Euroclear”) and Clearstream Banking, N.A. (“Clearstream”)) which are direct participants. Euroclear and Clearstream will hold interests in the Series D Preferred Shares on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the Series D Preferred Shares, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company or any successor Securities Depository. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Cross-market transfers between direct participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Series D Preferred Preference Shares in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Cleastream participant purchasing an interest in the single certificate representing the Series D Preferred Shares from a direct participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised the issuer that cash received in Euroclear or Clearstream as a result of sales of interests in the single certificate representing the Series D Preferred Shares by or through a Euroclear or Clearstream participant to a direct participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

TAX CONSIDERATIONS

Taxation of Tsakos Energy Navigation Limited

We believe that none of our income will be subject to tax in Bermuda, which currently has no corporate income tax, or by other countries in which we conduct activities or in which our customers are located, excluding the United States. However, this belief is based upon the anticipated nature and conduct of our business which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, payments due to us from our customers may be subject to withholding tax or other tax claims in amounts that exceed the taxation that we might have anticipated based upon our current and anticipated business practices and the current tax regime.

Bermuda tax considerations

Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended (the “Exempted Undertakings Act”), assurance that, in the event that Bermuda enacts any legislation imposing tax computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of such tax will not be applicable to us or to any of our operations, or to the shares, capital or common shares of Tsakos Energy Navigation Limited, until March 31, 2035. This assurance does not, however, prevent the imposition of property taxes on any company owning real property or leasehold interests in Bermuda or on any person ordinarily resident in Bermuda. We pay an annual government fee on our authorized share capital and share premium, which for 2015 is $18,670.

Under current Bermuda law, shareholders not ordinarily resident in Bermuda will not be subject to any income, withholding or other taxes or stamp or other duties upon the issue, transfer or sale of Series D Preferred Shares or on any payments made on Series D Preferred Shares.

United States federal income tax considerations

The following summary of United States federal income tax matters is based on the Internal Revenue Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States department of the treasury, all of which are subject to change, possibly with retroactive effect. This discussion does not address any United States local or state taxes.

The following is a summary of the material United States federal income tax considerations that apply to (1) our operations and the operations of our vessel-operating subsidiaries and (2) the acquisition, ownership and disposition of Series D Preferred Shares by a shareholder that is a United States holder. This summary is based upon our beliefs and expectations concerning our past, current and anticipated activities, income and assets and those of our subsidiaries, the direct, indirect and constructive ownership of our shares and the trading and quotation of our shares. Should any such beliefs or expectations prove to be incorrect, the conclusions described herein could be adversely affected. For purposes of this discussion, a United States holder is a beneficial owner of Series D Preferred Shares who or which is:

•	An individual citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions; or

•	An estate or trust the income of which is subject to United States federal income taxation regardless of its source.

This summary deals only with Series D Preferred Shares that are held as capital assets by a United States holder, and does not address tax considerations applicable to United States holders that may be subject to special tax rules, such as:

•	Dealers or traders in securities or currencies;

•	Financial institutions;

•	Insurance companies;

•	Tax-exempt entities;

•	United States holders that hold Series D Preferred Shares as a part of a straddle or conversion transaction or other arrangement involving more than one position;

•	United States holders that own, or are deemed for United States tax purposes to own, ten percent or more of the total combined voting power of all classes of our voting stock;

•	A person subject to United States federal alternative minimum tax;

•	A partnership or other entity classified as a partnership for United States federal income tax purposes;

•	United States holders that have a principal place of business or “tax home” outside the United States; or

•	United States holders whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the Internal Revenue Code and regulations, administrative pronouncements and judicial decisions as of the date of this Annual Report; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

Because United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the United States federal, state, local and other tax consequences of investing in the Series D Preferred Shares.

Taxation of our operations

In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We do not expect that we or any of our subsidiaries will engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883, we and our subsidiaries will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	We and the relevant subsidiary are each organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and either

•	More than 50% of the value of our stock is owned, directly or indirectly, by “qualified stockholders,” individuals who are (i) “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States and (ii) satisfy certain documentation requirements, which we refer to as the “50% Ownership Test,” or

•	Our common shares are “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

We believe that each of Bermuda, Cyprus, Liberia and Panama, the jurisdictions where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we believe that we and each of our subsidiaries will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

Due to the widely-held nature of our stock, we will have difficulty satisfying the 50% Ownership Test. Our ability to satisfy the Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on one or more established securities markets in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares, Series B Preferred Shares and Series C Preferred Shares, which are our sole classes of our issued and outstanding shares, were “primarily traded” on an established securities market in the United States (the New York Stock Exchange) in 2014 and we expect that will continue to be the case in subsequent years. We also expect that our Series D Preferred Shares will be “primarily traded” on an established securities market in the United States (the New York Stock Exchange).

Under the regulations, our stock will be considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market, which we refer to as the listing requirement. Since our common shares, Series B Preferred Shares and Series C Preferred Shares, which are our sole classes of issued and outstanding shares, were listed on the New York Stock Exchange throughout 2014, we satisfied the listing requirement for 2014. We expect that we will continue to do so, with respect to our common shares, Series B Preferred Shares and Series C Preferred Shares, for subsequent years, and that our Series D Preferred Shares also will satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing requirement (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe our common shares, Series B Preferred Shares and Series C Preferred Shares satisfied the trading frequency and trading volume tests for 2014 and will also do so in subsequent years. We also expect, although there can be no assurance, that our

Series D Preferred Shares will meet the trading frequency and trading volume tests. For so long as the aggregate value of our common shares exceeds the aggregate value of our Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, if our common shares meeting the trading frequency and trading volume tests, our Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares do not need to meet these tests (and, if the aggregate value of our common shares and any of our Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares meet the trading frequency and trading volume tests, the other series of our preferred shares would not need to meet these tests). Even if these tests were not satisfied, with respect to any of our common shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we believe was the case with our common shares, Series B Preferred Shares and Series C Preferred Shares in 2014 and we expect to be the case with our common shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares in subsequent years, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that our common shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of our outstanding common shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our common shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, which we refer to as the “5 Percent Override Rule.” For so long as the aggregate value of our common shares exceeds the aggregate value of our Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, if our common shares meeting the “regularly traded” test, our Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares do not need to meet this test.

For purposes of being able to determine the persons who own 5% or more of our stock, or “5% Stockholders,” the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in our common shares or, if our Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares are then entitled to vote, our Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes. Until such time, if any, as the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares are entitled to vote, because Schedule 13G and Schedule 13D filings are only required for voting stock, it could be difficult to determine 5% Stockholders of our Series B shares, Series C Preferred Shares or Series D Preferred Shares.

In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if we can establish, in accordance with specified ownership certification procedures, that a sufficient portion of the common shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares within the closely-held block are owned, actually or under applicable constructive ownership rules, by qualified shareholders for purposes of Section 883 to preclude the common shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares in the closely-held block that are not so owned from constituting 50% or more of the our common shares or Series D Preferred Shares for more than half the number of days during the taxable year.

We do not believe that we were subject to the 5 Percent Override Rule for 2014. Therefore, we believe that we satisfied the Publicly-Traded Test for 2014. However, there is no assurance that we will continue to satisfy the Publicly-Traded Test. If we were to be subject to the 5 Percent Override Rule for any tax year, then our ability and that of our subsidiaries to qualify for the benefits of Section 883 would depend upon our ability to establish, in accordance with specified ownership certification procedures, that a sufficient portion of the common shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares within the closely-held block are owned, actually or under applicable constructive ownership rules, by qualified shareholders for purposes of Section 883, to preclude the common shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares in the closely-held block that are not so owned from constituting 50% or more of the our common shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares for more than half the number of days during the tax year. Since there can be no assurance that we would be able to establish these requirements, there can be no assurance that we or our subsidiaries will qualify for the benefits of Section 883 for any subsequent tax year.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Internal Revenue Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, we do not expect that more than 50% of our shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income or that of any of our subsidiaries is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we or our subsidiaries may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business.

U.S.-source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

•	We or one of our subsidiaries has, or is considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	(i) in the case of shipping income other than that derived from bareboat charters, substantially all of our or such subsidiary’s U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States and (ii) in the case of shipping income from bareboat charters, substantially all of our or such subsidiary’s income from bareboat charters is attributable to a fixed place of business in the U.S.

We do not intend that we or any of our subsidiaries will have any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of the U.S.-source shipping income of us or our subsidiaries will be “effectively connected” with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we or our subsidiaries qualify for exemption under Section 883, we and our subsidiaries will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us or our subsidiaries will be considered to occur outside of the United States.

United States Holders

Distributions

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” distributions that we make with respect to the Series D Preferred Shares, other than distributions in liquidation and distributions in redemption of stock that are treated as exchanges, will be taxed to United States holders as dividend income to the extent that the distributions do not exceed our current and accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions, if any, in excess of our current and accumulated earnings and profits will constitute a nontaxable return of capital to a United States holder and will be applied against and reduce the United States holder’s tax basis in its Series D Preferred Shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the tax basis of the United States holder in its Series D Preferred Shares, the excess generally will be treated as capital gain.

Qualifying dividends received by individuals are eligible for taxation at capital gains rates (currently 20% for individuals not eligible for a lower rate). We are a non-United States corporation for U.S. federal income tax purposes. Dividends paid by a non-United States corporation are eligible to be treated as qualifying dividends only if (i) the non-United States corporation is incorporated in a possession of the United States, (ii) the non-United States corporation is eligible for the benefits of a comprehensive income tax treaty with the United States or (iii) the stock with respect to which the dividends are paid is “readily tradable on an established securities market in the United States.” We will not satisfy either of the conditions described in clauses (i) and (ii) of the preceding sentence. We expect that distributions on our Series D Preferred Shares that are treated as dividends will qualify as dividends on stock that is “readily tradable on an established securities market in the United States” so long as our Series D Preferred Shares are traded on the New York Stock Exchange. In addition, dividends paid by a non-United States corporation will not be treated as qualifying dividends if the non-United States corporation is a “passive foreign investment company” (a “PFIC”) for the taxable year of the dividend or the prior taxable year. Our potential treatment as a PFIC is discussed below under the heading “—Passive Foreign Investment Company Considerations.” A dividend will also not be treated as a qualifying dividend to the extent that (i) the shareholder does not satisfy a holding period requirement that generally requires that the shareholder hold the shares on which the dividend is paid for more than 60 days during the 121-day period that begins on the date which is sixty days before the date on which the shares become ex-dividend with respect to such dividend, (ii) the shareholder is under an obligation to make related payments with respect to substantially similar or related property or (iii) such dividend is taken into account as investment income under Section 163(d)(4)(B) of the Internal Revenue Code. Legislation has been proposed in the United States Congress which, if enacted in its current form, would likely cause dividends on our shares to be ineligible for the preferential tax rates described above. There can be no assurance regarding whether, or in what form, such legislation will be enacted.

Special rules may apply to any “extraordinary dividend,” generally with respect to preferred shares a dividend in an amount which is equal to or in excess of five percent of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a Series D Preferred Share paid by us. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value in certain circumstances). If we pay an “extraordinary dividend” on our Series D Preferred Shares and such dividend is treated as “qualified dividend income,” then any loss derived by a U.S. individual holder from the sale or exchange of such Series D Preferred Shares will be treated as long-term capital loss to the extent of such dividend.

Because we are not a United States corporation, a United States holder that is a corporation (or a United States entity taxable as a corporation) will not be entitled to claim a dividends received deduction with respect to any distributions paid by us.

Dividend income derived with respect to the Series D Preferred Shares generally will constitute portfolio income for purposes of the limitation on the use of passive activity losses, and, therefore, generally may not be offset by passive activity losses, and, unless treated as qualifying dividends as described above, investment income for purposes of the limitation on the deduction of investment interest expense. Dividends that we pay will not be eligible for the dividends received deduction generally allowed to United States corporations under Section 243 of the Internal Revenue Code.

For foreign tax credit purposes, if at least 50 percent of our stock by voting power or by value is owned, directly, indirectly or by attribution, by United States persons, then, subject to the limitation described below, a portion of the dividends that we pay in each taxable year will be treated as U.S.-source income, depending in general upon the ratio for that taxable year of our U.S.-source earnings and profits to our total earnings and profits. The remaining portion of our dividends (or all of our dividends, if we do not meet the 50 percent test described above) will be treated as foreign-source income and generally will be treated as passive category income or, in the case of certain types of United States holders, general category income for purposes of computing allowable foreign tax credits for United States federal income tax purposes. However, if, in any taxable year, we have earnings and profits and less than ten percent of those earnings and profits are from United States sources, then, in general, dividends that we pay from our earnings and profits for that taxable year will be treated entirely as foreign-source income. Where a United States holder that is an individual receives a dividend on our shares that is a qualifying dividend (as described in the second preceding paragraph), special rules will apply that will limit the portion of such dividend that will be included in such individual’s foreign source taxable income and overall taxable income for purposes of calculating such individual’s foreign tax credit limitation.

Sale or exchange

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” upon a sale or exchange of Series D Preferred Shares to a person other than us or certain entities related to us, a United States holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the United States holder’s adjusted tax basis in the Series D Preferred Shares. Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the United States holder has held the Series D Preferred Shares for more than one year.

Gain or loss realized by a United States holder on the sale or exchange of Series D Preferred Shares generally will be treated as U.S.-source gain or loss for United States foreign tax credit purposes. A United States holder’s ability to deduct capital losses against ordinary income is subject to certain limitations.

Passive Foreign Investment Company Considerations

PFIC classification. Special and adverse United States tax rules apply to a United States holder that holds an interest in a PFIC. In general, a PFIC is any foreign corporation, if (1) 75 percent or more of the gross income of the corporation for the taxable year is passive income (the “PFIC income test”) or (2) the average percentage of assets held by the corporation during the taxable year that produce passive income or that are held for the production of passive income is at least 50 percent (the “PFIC asset test”). In applying the PFIC income test and the PFIC asset test, a corporation that owns, directly or indirectly, at least 25 percent by value of the stock of a second corporation must take into account its proportionate share of the second corporation’s income and assets. Income we earn, or are deemed to earn, in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute passive income (unless we are treated under certain special rules as deriving our rental income in the active conduct of a trade or business).

If a corporation is classified as a PFIC for any year during which a United States person is a shareholder, then the corporation generally will continue to be treated as a PFIC with respect to that shareholder in all succeeding years, regardless of whether the corporation continues to meet the PFIC income test or the PFIC asset test, subject to elections to recognize gain that may be available to the shareholder.

There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v.

United States, 565 F.2d 299 (5th Cir. 2009), the United States Court of Appeals for the Fifth Circuit held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. In a recent published guidance, however, the Internal Revenue Service (the “IRS”) states that it disagrees with the holding in Tidewater, and specifies that time charters should be treated as service contracts. On this basis, we do not believe that we were treated as a PFIC for our most recent taxable year or that we will be treated as a PFIC for any subsequent taxable year. This conclusion is based in part upon our beliefs regarding our past assets and income and our current projections and expectations as to our future business activity, including, in particular, our expectation that the proportion of our income derived from bareboat charters will not materially increase. However, we have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

Consequences of PFIC Status. As discussed below, if we were to be treated as a PFIC for any taxable year, a United States holder generally would be subject to one of three different U.S. income tax regimes, depending on whether or not the United States holder makes certain elections. Additionally, the United States holder would be required to file an annual information report with the IRS.

Taxation of United States Holders that Make No Election. If we are treated as a PFIC for any taxable year during which a United States holder holds our Series D Preferred Shares, then, subject to the discussion of the qualified electing fund (“QEF”) and mark-to-market rules below, the United States holder will be subject to a special and adverse tax regime in respect of (1) gains realized on the sale or other disposition of our Series D Preferred Shares and (2) distributions on our Series D Preferred Shares to the extent that those distributions are treated as excess distributions. An excess distribution generally includes dividends or other distributions received from a PFIC in any taxable year of a United States holder to the extent that the amount of those distributions exceeds 125 percent of the average distributions made by the PFIC during a specified base period (or, if shorter, the United States holder’s holding period for the shares). A United States holder that is subject to the PFIC rules (1) will be required to allocate excess distributions received in respect of our Series D Preferred Shares and gain realized on the sale of Series D Preferred Shares to each day during the United States holder’s holding period for the Series D Preferred Shares, (2) will be required to include in income as ordinary income the portion of the excess distribution or gain that is allocated to the current taxable year and to certain pre-PFIC years, and (3) will be taxable at the highest rate of taxation applicable to ordinary income for the prior years, other than pre-PFIC years, to which the excess distribution or gain is allocable, without regard to the United States holder’s other items of income and loss for such prior taxable years (“deferred tax”). The deferred tax for each prior year will be increased by an interest charge for the period from the due date for tax returns for the prior year to the due date for tax returns for the year of the excess distribution or gain, computed at the rates that apply to underpayments of tax. Pledges of PFIC shares will be treated as dispositions for purposes of the foregoing rules. In addition, a United States holder who acquires Series D Preferred Shares from a decedent generally will not receive a stepped-up basis in the Series D Preferred Shares. Instead, the United States holder will have a tax basis in the Series D Preferred Shares equal to the lower of the fair market value of the Series D Preferred Shares and the decedent’s basis.

If we are treated as a PFIC for any taxable year during which a United States holder holds our Series D Preferred Shares and one of our subsidiaries also qualifies as a PFIC for such year, then such United States holder may also be subject to the PFIC rules with respect to its indirect interest in such subsidiary. No mark-to-market election will be available with respect to the indirect interest in the shares of such subsidiary and we currently do not intend to comply with reporting requirements necessary to permit the making of QEF elections in such circumstances.

Taxation of United States Holders that Make a QEF Election. In some circumstances, a United States holder may avoid the unfavorable consequences of the PFIC rules by making a QEF election with respect to us. A QEF election effectively would require an electing United States holder to include in income currently its pro rata share of our ordinary earnings and net capital gain. However, a United States holder cannot make a QEF election with respect to us unless we comply with certain reporting requirements and we currently do not intend to provide the required information.

Taxation of United States Holders that Make a Mark-to-Market Election. A United States holder that holds “marketable” stock in a PFIC may, in lieu of making a QEF election, avoid some of the unfavorable consequences of the PFIC rules by electing to mark the PFIC stock to market as of the close of each taxable year. The Series D Preferred Shares will be treated as marketable stock for a calendar year if the Series D Preferred Shares are traded on the New York Stock Exchange, in other than de minimis quantities, on at least 15 days during each calendar quarter of the year. A United States holder that makes the mark-to-market election generally will be required to include in income each year as ordinary income an amount equal to the increase in value of the Series D Preferred Shares for that year, regardless of whether the United States holder actually sells the Series D Preferred Shares. The United States holder generally will be allowed a deduction for the decrease in value of the Series D Preferred Shares for the taxable year, to the extent of the amount of gain previously included in income under the mark-to-market rules, reduced by prior deductions under the mark-to-market rules. Any gain from the actual sale of the PFIC stock will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of net mark-to-market gains previously included in income and not reversed by prior deductions.

Other PFIC Elections. If a United States holder held our stock during a period when we were treated as a PFIC, but the United States holder did not have a QEF election in effect with respect to us, then in the event that we failed to qualify as a PFIC for a subsequent taxable year, the United States holder could elect to cease to be subject to the rules described above with respect to those shares by making a “deemed sale” or, in certain circumstances, a “deemed dividend” election with respect to our stock. If the United States holder makes a deemed sale election, the United States holder will be treated, for purposes of applying the rules described above under the heading “consequences of PFIC status”, as having disposed of our stock for its fair market value on the last day of the last taxable year for which we qualified as a PFIC (the “termination date”). The United States holder would increase his, her or its basis in such common stock by the amount of the gain on the deemed sale described in the preceding sentence. Following a deemed sale election, the United States holder would not be treated, for purposes of the PFIC rules, as having owned the common stock during a period prior to the termination date when we qualified as a PFIC.

If we were treated as a “controlled foreign corporation” for United States federal income tax purposes for the taxable year that included the termination date, then a United States holder could make a “deemed dividend” election with respect to our common shares. If a deemed dividend election is made, the United States holder is required to include in income as a dividend his, her or its pro rata share (based on all of our stock held by the United States holder, directly or under applicable attribution rules, on the termination date) of our post-1986 earnings and profits as of the close of the taxable year that includes the termination date (taking only earnings and profits accumulated in taxable years in which we were a PFIC into account). The deemed dividend described in the preceding sentence is treated as an excess distribution for purposes of the rules described above under the heading “consequences of PFIC status.” The United States holder would increase his, her or its basis in our stock by the amount of the deemed dividend. Following a deemed dividend election, the United States holder would not be treated, for purposes of the PFIC rules, as having owned the stock during a period prior to the termination date when we qualified as a PFIC. For purposes of determining whether the deemed dividend election is available, we generally will be treated as a controlled foreign corporation for a taxable year when, at any time during that year, United States persons, each of whom owns, directly or under applicable attribution rules, shares having 10% or more of the total voting power of our stock, in the aggregate own, directly or under applicable attribution rules, shares representing more than 50% of the voting power or value of our stock.

A deemed sale or deemed dividend election must be made on the United States holder’s original or amended return for the shareholder’s taxable year that includes the termination date and, if made on an amended return, such amended return must be filed not later than the date that is three years after the due date of the original return for such taxable year. Special rules apply where a person is treated, for purposes of the PFIC rules, as indirectly owning our common shares.

You are urged to consult your own tax advisor regarding our possible classification as a PFIC, as well as the potential tax consequences arising from the ownership and disposition, directly or indirectly, of interests in a PFIC.

Unearned Income Medicare Contribution Tax

Certain United States holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. You are encouraged to consult your own tax advisors regarding the effect, if any, of this tax on the ownership and disposition of our Series D Preferred Shares.

Additional Disclosure Requirement

U.S. individuals that hold certain specified foreign financial assets with value in excess of reporting thresholds of $50,000 or more (which include shares in a foreign corporation) are subject to U.S. return disclosure requirements (and related penalties for failure to disclose). Such U.S. individuals are required to file IRS Form 8938, listing these assets, with their U.S. Federal income tax returns. You are encouraged to consult your own tax advisors concerning the filing of IRS Form 8938.

Information reporting and backup withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our Series D Preferred Shares, other than underwriting discounts and commissions, as follows:

Printing and Engraving Expenses	$40,000
Legal Fees and Expenses	125,000
Accountants’ Fees and Expenses	60,000
The New York Stock Exchange Listing Fee	32,500
Transfer Agent Fees and Expenses	6,000
Miscellaneous Costs	86,500

Total	$350,000

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated April 22, 2015, we have agreed to sell to the underwriters named below, for which Morgan Stanley & Co. LLC and UBS Securities LLC are acting as representatives (the “Representatives”), the following respective numbers of Series D Preferred Shares offered under this prospectus supplement:

Underwriter	Number of Shares
Morgan Stanley & Co. LLC	1,615,000
UBS Securities LLC	1,445,000
Evercore Group L.L.C.	170,000
Seaport Global Securities LLC	85,000
Axia Capital Markets, LLC	85,000

Total	3,400,000

Brock Securities LLC is an underwriter in this offering but is not receiving an allocation of Series D Preferred Shares.

The underwriting agreement provides that the underwriters are obligated to purchase all Series D Preferred Shares in the offering if any are purchased, other than those Series D Preferred Shares covered by the option to purchase additional shares described below.

We have granted to the underwriters a 30-day option to purchase up to 510,000 additional Series D Preferred Shares at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters propose to offer the Series D Preferred Shares at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.50 per Series D Preferred Share. The underwriters and selling group members may allow a discount of $0.45 per Series D Preferred Share on sales to other broker/dealers. After the public offering, the representative may change the public offering price and concession and discount to broker/dealers.

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 510,000 additional Series D Preferred Shares.

		Total
	Per Share	No Exercise	Full Exercise
Purchase price	$25.0000	$85,000,000	$97,750,000
Underwriting discounts and commissions to be paid by us(1)(2)	$0.7875	$2,520,000	$2,921,625
Proceeds, before expenses, to us	$24.2125	$82,480,000	$94,828,375

(1)	We have agreed to reimburse the underwriters for certain accountable expenses in connection with this offering in an amount not exceeding $10,000.
(2)	The underwriters will not receive a discount or commission on the sale of the 200,000 Series D Preferred Shares to entities affiliated with the Tsakos Holdings Foundation.

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $350,000.

We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Series D Preferred Shares or any substantially similar security, including securities convertible into or exchangeable or exercisable for any Series D Preferred Shares or substantially similar security, or publicly disclose the intention to make any offer, sale, issuance, pledge, disposition or filing, without the prior written consent of the Representatives for a period of 30 days after the date of this prospectus supplement.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

We expect that delivery of Series D Preferred Shares will be made to investors on April 29, 2015, which will be the fifth business day following the date of pricing of the Series D Preferred Shares (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series D Preferred Shares on the initial pricing date of the Series D Preferred Shares or the succeeding business day will be required, by virtue of the fact that the Series D Preferred Shares initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

No market currently exists for our Series D Preferred Shares. We intend to file an application to list our Series D Preferred Shares on the New York Stock Exchange under the symbol “TNP PR D”. If the application is approved, trading of the Series D Preferred Shares is expected to commence within 30 days after the initial delivery of the Series D Preferred Shares. The underwriters have advised us that they intend to make a market in the Series D Preferred Shares prior to commencement of any trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series D Preferred Shares.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Series D Preferred Shares in excess of the number of Series D Preferred Shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Series D Preferred Shares over-allotted by the underwriters is not greater than the number of Series D Preferred Shares that they may purchase in their option to purchase additional shares. In a naked short position, the number of Series D Preferred Shares involved is greater than the number of Series D Preferred Shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing Series D Preferred Shares in the open market.

•

Syndicate covering transactions involve purchases of the Series D Preferred Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Series D Preferred Shares to close out the short position, the underwriters will consider, among other things, the price of Series D Preferred Shares available for purchase in the open market as compared to the price at which they may purchase Series D Preferred Shares through their option to purchase additional shares. If the underwriters sell more Series D Preferred Shares than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying Series D Preferred Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Series D Preferred Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Series D Preferred Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Series D Preferred Shares or preventing or retarding a decline in the market price of our Series D Preferred Shares. As a result the price of our Series D Preferred Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

The underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to the company, for which they have received or will receive customary fees and expenses.

Bermuda

The Series D Preferred Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority (the “BMA”) pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our Series D Preferred Shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange is deemed to be an appointed stock exchange under Bermuda law.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) and with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, an offer to the public of any Series D Preferred Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Series D Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Series D Preferred Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Series D Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Series D Preferred Shares to be offered so as to enable an investor to decide to purchase any Series D Preferred Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive”

means Directive 2003/71/EC (as amended, including by Directive 2010/73EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

This prospectus supplement and any other material described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive 2803/AI/EC and that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). The Series D Preferred Shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such Series D Preferred Shares will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

This prospectus supplement and any other material described herein have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”) by a person authorized under the FSMA. This prospectus supplement and any other material described herein are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of the FSMA does not apply. The Series D Preferred Shares are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

LEGAL MATTERS

The validity of the Series D Preferred Shares and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by our counsel as to Bermuda law, Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain other legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2014, and the effectiveness of Tsakos Energy Navigation Limited’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A, Chimarras 8B, 15125, Maroussi Athens, Greece, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the SEC. This prospectus supplement is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-(800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on April 8, 2015;

•	The description of our common shares incorporated in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002;

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005;

•	The description of our 8.00% Series B cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on May 9, 2013; and

•	The description of our 8.875% Series C cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2013.

We will also incorporate by reference any future filings made with the SEC under the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel: 011 30 210 94 07710

Attention: George Saroglou

Information Provided by the Company

We will furnish, on request, holders of our Series D Preferred Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a foreign private issuer, we are exempt under the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Liberia, Panama or Greece. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident here or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

PROSPECTUS

$500,000,000

TSAKOS ENERGY NAVIGATION LIMITED

DEBT SECURITIES

WARRANTS

RIGHTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

COMMON SHARES

PREFERRED SHARES

We may offer debt securities, warrants, rights, depositary shares, purchase contracts, units, common shares or preferred shares from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the other securities so listed. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by the registrants pursuant to this prospectus will have an aggregate public offering price of up to $500,000,000.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a periodic report, may offer and sell from time to time up to 23,000,000 common shares. We will not receive any of the proceeds from any such sales of common shares. Such common shares may also be sold in transactions exempt from registration under the Securities Act of 1933, rather than under this prospectus.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.”

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at such address is 011 30 210 9407710.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission, the Registrar of Companies in Bermuda nor the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 1, 2014.

You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events, including:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditure;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the carrying values of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into time charters with our customers and secure profitable employment for our vessels in the spot market;

•	our counterparties, including our charterers, performing their contractual obligations;

•	our expectations relating to dividend payments and our ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	global and regional political conditions;

•	tanker, product carrier and LNG carrier supply and demand; and

•	other factors discussed in the “Risk Factors” in our most recent Annual Report on Form 20-F.

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “should” and similar expressions as they relate to us are intended to identify such forward-looking statements. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-looking statements.

Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for crude oil carriers and product tankers and LNG carriers, charter rates and vessel values, supply and demand for crude oil and petroleum products and liquefied natural gas, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties are discussed more fully under “Item 3. Key Information — Risk Factors” in our Annual Report on Form 20-F most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve certain risks. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F, and in any Reports on Form 6-K we subsequently file which are incorporated herein by reference and in the accompanying prospectus supplement before investing in any securities that may be offered.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Liberia, Panama, Greece, Cyprus and the Marshall Islands. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident here or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell from time to time any combination of the securities described in this prospectus having an aggregate public offering price of $500,000,000 and any selling shareholders may sell up to 23,000,000 common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Tsakos Energy Navigation Limited and certain material terms of the securities that may be offered that are known as of the date of this prospectus. When we use the words “the Company,” “we,” “us,” “ours” and “our,” we are referring to Tsakos Energy Navigation Limited and its consolidated subsidiaries. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international crude oil and petroleum product seaborne transportation services. We believe that we have established a reputation as a safe, reliable and cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers, many of them on a repeat basis, and to our success in obtaining charter renewals, generating strong fleet utilization.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, a company owned by our chief executive officer. Tsakos Energy Management provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Tsakos Energy Management subcontracts the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or TCM. TCM was formed by Tsakos family interests and a German private company, the owner of the internationally-known ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company on an equal partnership basis to provide technical and operational management services to owners of vessels, primarily within the Greece-based market. TCM now manages the technical and operational activities of all of our vessels apart from the LNG carrier Neo Energy, the VLCC Millennium and the Suezmax tanker Eurochampion 2004, which are each technically managed by non-affiliated ship managers. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations and vessel sale and purchase.

We are a Bermuda company. Our principal executive office is at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece, and our telephone number from the United States is 011 30 210 9407710.

The Securities We May Offer

We may use this prospectus to offer any of the following types of securities having an aggregate public offering price of $500,000,000:

•	debt securities;

•	warrants;

•	rights;

•	depositary shares;

•	purchase contracts;

•	units;

•	common shares; and

•	preferred shares.

We may issue securities of the types listed above which are convertible or exchangeable for other securities so listed.

When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. In addition, any selling shareholders or their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 23,000,000 common shares using this prospectus and any prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “TNP”. If any other securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

Credit Facilities

As of March 31, 2014, we were compliant with the original financial covenants in our loan agreements, except in the case of the value-to-loan requirements in four of our loan agreements. For three of these loan agreements, the lenders had reduced the value-to-loan requirements (until June 30, 2014 inclusive) from 120% to 100% of the loan balances. We were in compliance with these reduced requirements as of March 31, 2014, with actual ratios of 109%-110%. Scheduled principal payments under the three loan agreements over the next 12 months should remedy the shortfalls, assuming vessel values do not fall below current levels. Were the lenders to request us to make principal prepayments to cure the shortfalls, which they have not, those prepayments would be applied against the next scheduled principal payments and, therefore, should not increase the total amounts payable by us during the next 12 months. As to the fourth loan agreement, under which $33.0 million was outstanding as of March 31, 2014, there was an actual ratio of 98%, which was not in compliance with the 120% value-to-loan requirement. We have not requested a waiver of this covenant nor have the lenders required us to prepay part of the loan so as to bring us into compliance. We reclassified $3.5 million from long-term liabilities to current liabilities as of March 31, 2014 which represents the additional amount of prepayment which would be necessary to remedy the value-to-loan shortfall under this loan agreement, in the event the lender was to request such additional security in the form of cash payment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any earlier incorporated document. You should not assume that information in any document incorporated by reference into this prospectus or any accompanying prospectus supplement is current as of any date other than the date of that document.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on April 11, 2014;

•	Our Report on Form 6-K, filed with the SEC on June 13, 2014;

•	The description of our common shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002;

•	The description of our preferred share purchase rights in our registration statement in our Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005;

•	The description of our Series B Cumulative Redeemable Perpetual Preferred Shares in our Form 8-A (File No. 001-31236), filed with the SEC on May 9, 2013; and

•	The description of our Series C Cumulative Redeemable Perpetual Preferred Shares in our Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2013.

We will also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and the materials furnished on an earlier Form 6-K and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports. In all cases, you should rely on the later information over different information in this prospectus or any accompanying prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel. 011 30 210 94 07710

Attention: George Saroglou

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table shows our unaudited ratios of earnings to fixed charges and preference dividends or the dollar amount (expressed in thousands of United States Dollars) of the coverage deficiency in the case where we incurred losses for the periods indicated, computed using amounts derived from our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

	(Unaudited)
	Three Months Ended March 31, 2014	Year Ended December 31,
		2013(2)	2012(2)	2011(2)	2010	2009
Ratio of Earnings to Fixed Charges and Preference Dividends	2.1x	—	—	—	1.4x	1.5x

(1)	For purposes of calculating the ratios of earnings to fixed charges and preference dividends:

•

“earnings” consist of net income (loss) before minority interest plus interest expensed and amortization of capitalized expenses relating to indebtedness, the interest portion of charter hire expense, amortization of capitalized interest and distributed income of equity investees;

•	“fixed charges” represent interest expensed and capitalized, the interest portion of charter hire expense, and amortization of capitalized expenses relating to indebtedness; and

•

“preference dividends” refers to the amount of net income (loss) that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (x) the dividend divided by (y) the result of 1 minus the effective applicable income tax rate.

(2)	The ratio of earnings to fixed charges and preference dividends for this period was less than 1.0x. The deficiency in earnings to fixed charges for the years ended December 31, 2013, 2012 and 2011 was approximately $42.8 million, $49.5 million and $90.1 million, respectively.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	the acquisition of vessels;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and our vessel acquisitions.

We will not receive any of the proceeds from any sale of common shares by the selling shareholders or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference, or in a prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that Tsakos Energy Navigation Limited or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

The debt securities offered by this prospectus will be either senior or subordinated debt. Debt securities may be convertible or exchangeable into our common shares or other securities.

The form of indenture, which we will enter into with Wells Fargo Bank, N.A., as indenture trustee, when we issue debt securities, is an exhibit to the registration statement of which this prospectus forms a part. You can obtain copies of any indenture we enter into by following the directions outlined in “Where You Can Find Additional Information” or by contacting the indenture trustee.

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms which will be disclosed for a particular series of debt securities in a prospectus supplement. The terms of a series of debt securities may differ from those described below. You should read the more detailed provisions of the applicable prospectus supplement and indenture supplement before investing in a series of our debt securities. Wherever particular sections or defined terms of the applicable indenture or indenture supplement are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The form of indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

The indenture provisions do not limit the aggregate principal amount of debt securities which may be issued thereunder.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation of the offered debt securities;

•	whether the debt is senior or subordinated;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the aggregate principal amount offered and the authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•

any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences, if material;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

Generally, we will issue the debt securities in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement.”

Indenture Covenants

Amalgamation and Sale of Assets. We may not, in a single transaction or a series of related transactions:

•	consolidate, amalgamate or merge with or into any other person; or

•	directly or indirectly, transfer, sell, lease (other than a charter or lease of a vessel in the ordinary course of business) or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default or event of default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Other Covenants. In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement.

Modification of the Indenture

Under the indenture, we and the indenture trustee may amend the indentures, without the consent of any holder of the debt securities, to:

•	cure ambiguities, omissions, defects or inconsistencies;

•	comply with the covenants described under “Amalgamation and Sale of Assets”;

•

add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or powers conferred upon us or our subsidiaries;

•	add any additional events of default for the benefit of the holders of all or a series of debt securities;

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add guarantors of the debt securities of one or more series;

•	secure the debt securities of one or more series;

•	evidence the succession of another person to the Company and the assumption of the covenants in the indenture and in the debt securities by such successor or any co-issuer of the debt securities;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal and with or without interest coupons;

•	appoint a successor indenture trustee for one or more series of debt securities under any indenture;

•	add, change or eliminate any provision of the indenture so long as such addition, change or elimination does not adversely affect the rights of the holders of any series in any material respect; or

•

conform any provision of the indenture to the description of securities contained in this prospectus or any similar provision in any prospectus supplement relating to an offer of a series of debt securities under the indenture.

We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate principal amount of each affected series of debt securities modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	extend the stated maturity of any such debt securities;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such securities or the premium, if any, on such debt securities;

•	change or waive the redemption provisions of such debt securities;

•	reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

•	adversely affect in any material respect the ranking of such debt securities;

•	adversely affect in any material respect the right, if any, to convert such debt securities;

•	adversely affect any right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment on such debt securities; or

•	reduce the percentage of debt securities of a series whose holders need to consent to a modification or a waiver.

Defaults

Unless otherwise provided with respect to any series of debt securities, the events of default regarding a series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to perform for 60 days after notice any other covenant relating to the relevant series of debt securities;

•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under an indenture and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee satisfactory security or indemnity.

If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium.

Defeasance

After we have deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for U.S. Federal income tax purposes, we may elect to have our obligations under the applicable indenture discharged with respect to the outstanding debt securities of any series (“defeasance and discharge”). Defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the indenture trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

Governing Law

Unless otherwise stated in the prospectus supplement, debt securities and the relevant indenture and indenture supplement will be governed by New York law.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the corporate trust office of the indenture trustee. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the indenture trustee, or by a check mailed to the holder at his or her registered address. Payments in any other manner will be specified in the prospectus supplement applicable to the particular series of debt securities.

Transfer and Exchange

Debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the corporate trust office of the indenture trustee. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

WARRANTS

We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant indenture between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RIGHTS

We may issue rights to purchase our securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the person receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each securityholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed with the SEC at the time of the offering and incorporated by reference into the registration statement of which this prospectus forms a part. You can obtain copies of these documents when they are filed by following the directions outlined in “Where You Can Find Additional Information.”

General

We may offer fractional preferred shares, rather than whole preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares.

Deposit Agreement

The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a preferred share underlying that depositary share, to all the rights and preferences of that preferred share, including dividend, voting, redemption, conversion, and exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred shares to the record holders of the depositary shares relating to such preferred share in proportion to the number of such depositary shares owned by such holders.

The preferred share depositary will distribute any property other than cash received by it in respect of the preferred shares to the record holders of depositary shares entitled thereto. If the preferred share depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Shares

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred shares series and any money or other property that those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred shares series on the basis described in the prospectus supplement, but holders of those whole preferred shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred shares series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Preferred Shares

If a series of preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred shares depositary resulting from the redemption, in whole or in part, of such series of preferred shares. The depositary shares will be redeemed by the preferred shares depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred shares so redeemed.

Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred shares depositary by lot or ratably or by any other equitable method as the preferred shares depositary may select.

Convertibility and Exchangeability

Preferred shares of a series may be convertible or exchangeable into our common shares, another series of preferred shares or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred shares being offered have any conversion or exchange features, and will describe the related terms and conditions.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred shares. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred shares depositary to vote the amount of the preferred shares represented by such holder’s depositary shares. The preferred shares depositary will try to vote the amount of such series of preferred shares represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred shares depositary determines are reasonably necessary to enable the preferred shares depositary to vote as instructed. The preferred shares depositary will abstain from voting any series of preferred shares held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then issued and outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all issued and outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Shares Depositary; Taxes and other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of preferred shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary and its acceptance of such appointment. Such successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred shares depositary will forward all reports and communications from us which are delivered to the preferred shares depositary and which we are required to furnish to the holders of the deposited preferred shares.

Neither we nor the preferred shares depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred shares depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt securities or equity securities issued by us as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle its holder to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement.

Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts may be issued under either the senior indenture or the subordinated indenture.

UNITS

We may issue units consisting of one or more debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

CONVERTIBLE OR EXCHANGEABLE SECURITIES

We may issue securities of the types described in this prospectus that are convertible or exchangeable into other securities described herein. The terms of such convertible or exchangeable securities will be set forth in a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

Our authorized share capital consists of $200,000,000, consisting of 185 million common shares of a par value of $1.00 each and 15 million preferred shares of a par value of $1.00 each.

Common Shares

As of June 30, 2014, there were 84,692,295 common shares issued and outstanding. The holders of common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Memorandum of Association or Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

The following briefly summarizes the material terms of our common shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series, up to the number of preferred shares authorized under our constitutive documents as described above. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares.

Series B Preferred Shares

We have 2,000,000 of our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares outstanding as of June 30, 2014, which were issued on May 10, 2013. The initial liquidation preference of the Series B Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after July 30, 2018. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series B Preferred Shares are in arrears or (iv) the Series B Preferred Shares are not redeemed in whole by July 30, 2019. The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series B Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series B Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of the Series B Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series B Preferred Shares are pari passu with the Series C Preferred Shares. The Series B Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Series C Preferred Shares

We have 2,000,000 of our 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares outstanding as of June 30, 2014, which were issued on September 30, 2013. The initial liquidation preference of the Series C Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after October 30, 2018. The shares carry an annual dividend rate of 8.875% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series C Preferred Shares are in arrears or (iv) the Series C Preferred Shares are not redeemed in whole by October 30, 2020. The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series C Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series C Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of the Series C Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series C Preferred Shares are pari passu with the Series B Preferred Shares. The Series C Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda, as amended (the “Companies Act 1981 of Bermuda”). Bermuda law and our Memorandum of Association and Bye-laws govern the rights of our shareholders. Our objects and purposes are set forth in paragraph 6 and the Schedule to our Memorandum of Association. Our objects and purposes include to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which we or any subsidiary of ours is a member or which are in any manner controlled directly or indirectly by us. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and our organizational documents. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Dividends. Under Bermuda law, a company may not pay dividends that are declared from time to time by its board of directors or make a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Voting Rights. Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the shareholder, except for special situations where a shareholder has lost the right to vote because he has failed to comply with the terms of a notice requiring him to provide information to the company pursuant to the Bye-laws, or his voting rights have been partly suspended under the Bye-laws as a consequence of becoming an interested person. In addition, a super-majority vote of not less than seventy-five percent (75%) of the votes cast at the meeting is required to effect any action related to the variation of class rights and a vote of not less than eighty percent (80%) of the votes cast at the meeting is required to effect any of the following actions: removal of directors, approval of business combinations with certain “interested” persons and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Rights in Liquidation. Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, including the Series B Preferred Shares and the Series C Preferred Shares, the proceeds of the liquidation or winding up are distributed ratably among the holders of the company’s common shares.

Meetings of Shareholders. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to, or the non-receipt of such notice by, any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice and no more than fifty (50) days’ notice of the annual general meeting and of any special general meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders constitutes a quorum; but if we have only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.

Access to Books and Records and Dissemination of Information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or Removal of Directors. Under Bermuda law and our Bye-laws, directors are elected or appointed at the annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. Our Bye-laws provide for a staggered Board of Directors, with one-third of the directors selected each year.

Under Bermuda law and our Bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

Amendment of Memorandum of Association. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Generally, our Bye-laws may be amended by the directors with the approval of a majority being not less than 75% of the votes of the shareholders in a general meeting. However, a super-majority vote is required for certain resolutions relating to the variation of class rights, the removal of directors, the approval of business combinations with certain ‘interested persons’ and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. Persons voting in favor of the amendment may make no such application.

Appraisal Rights and Shareholder Suits. Under Bermuda law, in the event of an amalgamation or merger involving a Bermuda company, a shareholder who is not satisfied that fair value has been paid for his or her shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation or merger of a company with another company requires the amalgamation or merger agreement to be approved by the board of directors and, except where the amalgamation or merger is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Anti-Takeover Effects of Provisions of our Charter Documents.

Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Staggered Board of Directors.

Our Bye-laws provide for a staggered board of directors with one-third of our directors being selected each year. This staggered board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Transactions Involving Certain Business Combinations.

Our Bye-laws prohibit the consummation of any business combination involving us and any interested person, unless the transaction is approved by a vote of a majority of 80% of those present and voting at a general meeting of our shareholders, unless:

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the ratio of (i) the aggregate amount of cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination, to (ii) the market price per share, immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (iii) the highest per share price, which the interested person has theretofore paid in acquiring any share prior to the business combination, to (iv) the market price per share immediately prior to the initial acquisition by the interested person of any shares;

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the aggregate amount of the cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination (i) is not less than the highest per share price paid by the interested person in acquiring any shares, and (ii) is not less than the consolidated earnings per share of our company for our four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination multiplied by the then price/earnings multiple (if any) of the interested person as customarily computed and reported in the financial community;

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the consideration (if any) to be received in the business combination by holders of shares other than the interested person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which the shareholder owns, be in the same form and of the same kind as the consideration paid by the interested person in acquiring shares already owned by it;

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after the interested person became an interested person and prior to the consummation of the business combination: (i) such interested person shall have taken steps to ensure that the board includes at all times representation by continuing directors proportionate in number to the ratio that the number of shares carrying voting rights in our company from time to time owned by shareholders who are not interested persons bears to all shares carrying voting rights in our company outstanding at the time in question (with a continuing director to occupy any resulting fractional position among the directors); (ii) the interested person shall not have acquired from us or any of our subsidiaries, directly or indirectly, any shares (except (x) upon conversion of convertible securities acquired by it prior to becoming an interested person, or (y) as a result of a pro rata share dividend, share split or division or subdivision of shares, or (z) in a transaction consummated on or after June 7, 2001 and which satisfied all requirements of our Bye-laws); (iii) the interested person shall not have acquired any additional shares, or rights over shares, carrying voting rights or securities convertible into or exchangeable for shares, or rights over shares, carrying voting rights except as a part of the transaction which resulted in the interested person becoming an interested person; and (iv) the interested person shall not have (x) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by us or any subsidiary of ours, or (y) made any major change in our business or equity capital structure or entered into any contract, arrangement or understanding with us except any change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the continuing directors; and

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a proxy statement complying with the requirements of the U.S. Securities Exchange Act of 1934, as amended, shall have been mailed to all holders of shares carrying voting rights for the purpose of soliciting approval by the shareholders of the business combination. The proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the adequacy (or inadequacy) of the terms of the business combination from the point of view of the holders of shares carrying voting rights other than any interested person (the investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by us of the opinion).

For purposes of this provision, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested person” is any person or entity that beneficially owns 15% or more of our voting shares and any person or entity affiliated with or controlling or controlled by that person or entity. “Continuing directors” means directors who have been elected before June 7, 2001 or designated as continuing directors by the majority of the then continuing directors.

Consequences of becoming an interested person.

Our Bye-laws provide that, at any time a person acquires or becomes the beneficial owner of 15% or more of our voting shares, which we refer to as the “threshold”, then the person will not be entitled to exercise voting rights for the number of common shares in excess of the threshold he holds or beneficially owns. This disability applies to any general meeting of our company as to which the record date or scheduled meeting date falls within a period of five years from the date such person acquired beneficial ownership of a number of common shares in excess of the threshold.

The above restrictions do not apply to us, our subsidiaries or to:

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any person who on June 7, 2001 was the holder or beneficial owner of a number of shares carrying voting rights that exceeded the threshold and who continues at all times after June 7, 2001 to hold shares in excess of the threshold; and

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any person whose acquisition of a number of shares exceeding the threshold has been approved by (1) a majority of 80% of those present and voting at a general meeting or (2) by a resolution adopted by the continuing directors, followed by a resolution adopted by a shareholder vote in excess of 50% of the voting shares not owned by such interested person.

Shareholder Rights Plan

Our Board of Directors has adopted a shareholder rights plan under which our shareholders received one right for each common share they held. Each right will entitle the holder to purchase from the Company a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a combination of securities and assets of equivalent value, at an exercise price of $127.00, subject to adjustment. Holders of preferred shares, including the Series B Preferred Shares and the Series C Preferred Shares, are not covered by the shareholder rights plan and will not be entitled to receive any rights to purchase common shares under it.

The rights will expire at the close of business on October 10, 2015 unless the rights agreement is extended by our board of directors by amendment, unless earlier redeemed or exchanged by us.

The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and Computershare Trust Company, N.A., as rights agent, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

If any person or group acquires shares representing 15% or more of our issued and outstanding common shares, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder of rights other than such person, any member of such group or related person, as such rights will be null and void, to acquire a number of additional common shares having a market value of twice the exercise price of each right. In lieu of requiring payment of the purchase price upon exercise of the rights following any such event, we may permit the holders of rights simply to surrender the rights, in which event they will be entitled to receive common shares (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price.

Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of our Company, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, common shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for preferred shares (or other consideration) or for common shares of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.

The existence of the rights agreement and the rights could deter a third party from tendering for the purchase of some or all of our shares and could have the effect of entrenching management. In addition, they could have the effect of delaying or preventing changes of control of the ownership and management of our company, even if such transactions would have significant benefits to our shareholders.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as transfer agent and registrar for our common shares and our Series B Preferred Shares and Series C Preferred Shares.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common shares in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common shares in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement.”

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

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The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

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You may exchange, transfer, present for payment or exercise securities at the office of the relevant indenture trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or we may perform them ourselves.

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You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

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If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

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If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust & Clearing Corporation, or DTC, a securities depositary, and will be registered in the name of Cede & Co. or another nominee of DTC. DTC, Cede & Co., or such nominee, will thus be the only registered holder of these securities. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to Cede & Co., another nominee of DTC or to a successor of DTC or its nominee.

Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common shares are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures.

If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation. We may also permit beneficial owners of book-entry securities represented by a global security to exchange their beneficial interests for definitive (paper) securities if, in our sole discretion, we decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

Initial settlement for the securities offered on a global basis through DTC will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants thereof, it is under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 23,000,000 common shares, together with preferred share purchase rights attached thereto, which may be sold by or on behalf of selling shareholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a report filed under Section 13(a) of the Exchange Act.

The common shares that may be sold by or on behalf of selling shareholders under this prospectus were acquired directly from the Company, purchased in the open market or were the subject of awards under our equity incentive plans, in each case, prior to the initial filing of this Registration Statement.

PLAN OF DISTRIBUTION

We or any selling shareholders (or their pledgees, donees, transferees or other successors in interest) may offer and sell, from time to time, the securities covered by this prospectus and the applicable prospectus supplement. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

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on the NYSE or any other national securities exchange or in the U.S. inter-dealer system of a registered national securities association on which our common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly by us or a selling shareholder to one or more purchasers;

•	through agents;

•	in option transactions;

•	upon conversion or in exchange for other securities;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us or the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest may also sell common shares in transactions that are exempt from registration under the Securities Act rather than under this prospectus.

We may also issue our common shares to officers, directors, employees, consultants, agents or other persons, including selling shareholders, pursuant to awards made under our equity incentive plans or otherwise. Such common shares may be resold by our officers and directors under this prospectus as indicated in a prospectus supplement

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us or the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or the selling shareholders, or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or the selling shareholders. Additionally, in connection with such a distribution, we or the selling shareholders may loan common shares pursuant to share lending agreements or otherwise. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or the selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or the selling shareholders may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us or the selling shareholders, any discounts, commissions or concessions allowed or reallowed or paid to dealers and the names of the selling shareholders and the number of securities being offered by them. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we and, if applicable, the selling shareholders, would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We or the selling shareholders may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or the selling shareholders grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

If more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any member of the Financial Industry Regulatory Authority, or “FINRA”, participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with NASD Conduct Rule 2720.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us or the selling shareholders, to indemnification by us or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of New York law are being passed on by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2013 and the effectiveness of Tsakos Energy Navigation Limited’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., 11th km National Road Athens-Lamia, 144 51 Athens, Greece, independent registered public accounting firm, as set forth in their reports thereon incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statistical data and other information incorporated by reference from the section of our Annual Report on Form 20-F for the year ended December 31, 2013 entitled “Item 5. General Market Overview — World Oil Demand / Supply and Trade,” including the analysis of the various sectors of the oil tanker industry, has been provided by ICAP Shipping (“ICAP”), 2 Broadgate, London EC2M 7UR, UK. ICAP has advised that the statistical data and other information contained therein are drawn from its database and other sources. In connection therewith, ICAP has advised that: (a) certain information in ICAP’s database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in ICAP’s database; and (c) while ICAP has taken reasonable care in the compilation of the statistical and other information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

Tsakos Energy Navigation Limited

3,400,000 Shares

8.75% Series D Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

Joint Bookrunners

Morgan Stanley	UBS Investment Bank

Co-Managers

Evercore Partners	Seaport Global	Brock Capital	Axia